SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                   FORM 8-K/A


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             -----------------------


                   Date  of  Report
                   (Date  of  earliest
                   event  reported):       March  27,  2000


                                 LOGISOFT  CORP.
             (Exact  name  of  registrant  as  specified  in  its  charter)


   Delaware                          0-23100                     22-2649848
---------------                  ----------------            ------------------
(State or other                  (Commission File              (IRS Employer
jurisdiction of                      Number)                 Identification No.)
incorporation)


                    375 Woodcliff Drive, Fairport, NY  14450
        ----------------------------------------------------------------
          (Address  of  principal  executive  offices,  including  zip  code)


                                 (716)  249-8600
                         ------------------------------
                         (Registrant's  telephone  number)

                         Reconversion Technologies, Inc.
                6605 Pittsford-Palmyra Road, Fairport, NY  14450
                         ------------------------------
          (former name or former address, if changed since last report)


                                EXPLANATORY NOTE

     Pursuant to Items 1, 2, 7(a) and 7(b) of the Securities and Exchange Commission's (the "Commission") General Instructions for Form 8-K, Logisoft Corp., formerly known as Reconversion Technologies, Inc., a Delaware corporation ("LogiSoft" or the "Company") hereby amends Items 1, 2, 7(a) and 7(b) of its current report on Form 8-K, filed with the Commission on March 27, 2000 to disclose in Item 1 a change in the control of LogiSoft, to amend and restate in its entirety Item 2, and to file financial statements and pro forma financial information for LogiSoft reflecting the merger of LogiSoft and LogiSoft Computer Products Corp., a New York corporation, formerly known as LogiSoft Corp. ("LCP") and the share exchange between LogiSoft and eStorefronts.net Corp., a New York corporation ("eStorefronts"), both of which were effective on March 10, 2000 (together, the "Transactions").

                                  LOGISOFT CORP.

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------


8-K/A


Item  1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              3
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Item  2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              5
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Item  3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             39
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Item  4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             39
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Item  5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             39
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Item  6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             39
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Item  7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             39
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Item  8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             39
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                                        2

ITEM  1.   CHANGES  IN  CONTROL  OF  REGISTRANT

(a)          Changes  in  Control  of  LogiSoft.  Pursuant  to the Transactions,
             ----------------------------------
control of LogiSoft was acquired by the principals of LCP and eStorefronts. In anticipation of the Transactions, all but one member of LogiSoft's Board of Directors-W. Leo Morris, Clark Bundren, John Sams and Robert Garner-resigned from the Board, effective March 9, 2000. The sole remaining member of the Board, Joel Holt, appointed Robert Lamy, Scott Fox, Alan Kleinmaier(1) and Gene Divine to the Board of Directors of LogiSoft. Joel Holt resigned from the Board effective March 10, 2000. In connection with the Transactions, certain of LCP and eStorefront's shareholders assumed the key officer and executive management positions in LogiSoft. Robert Lamy became President of LogiSoft, Scott Fox became Vice President of Marketing, Robert Ballard became President of LogiSoft's Computer Products division, and William Lamy became Director of Technology. Robert Lamy acquired 4,191,750 shares of LogiSoft common stock (13.8%), William Lamy received 2,826,750 shares of LogiSoft common stock (9.3%), Michael Pruitt acquired 2,100,000 shares of LogiSoft common stock (6.9%) and Robert Ballard acquired 907,407 shares of LogiSoft common stock (3.0%).

     Further, Robert Lamy, William Lamy and Robert Ballard ("Purchasers") executed a Voting Agreement with Michael Pruitt, Bruce Goldfarb, Darien Road, Ltd., Michael Cimino, Corsica Marketing, Inc., Avenel Financial Group (together, the "Shareholders") and LogiSoft on March 10, 2000, pursuant to which for a period of up to two (2) years from the date of the Transactions (i) they agreed that LogiSoft would have four (4) directors or such greater number as the Purchasers and the Shareholders would unanimously agree; (ii) the Purchasers agreed to vote in favor of the election as directors of LogiSoft, two persons nominated by the Shareholders; and (iii) the Shareholders agreed to vote in favor of the election as directors of LogiSoft, two persons nominated by the Purchasers. In addition, the Purchasers and David Wilkerson, Scott Fox, David White, Walter Robb, Carl Mosack and Van Ernst Jakobs Securities have executed a Second Voting Agreement that allows Robert Lamy, William Lamy and Robert Ballard to vote shares of those shareholders for purposes of the determination of the number of directors and election of the individuals nominated, pursuant to the Voting Agreement. As a result, 50.4% of the outstanding common stock of the LogiSoft is controlled by the Purchasers and Shareholders under these voting agreements.

(b)     Beneficial  and  Management  Share  Ownership.  The following table sets
        ---------------------------------------------
forth the beneficial owners of more than five percent (5%) of the outstanding shares of common stock of LogiSoft on May 12, 2000 (all share amounts herein have been re-stated for the exchange ratios effective in the Transactions).

                           Shares
                           beneficially  Percent of
Name and address           owned         Shares Outstanding
-------------------------  ------------  -------------------
Robert Lamy
8 Beatrice Cove
Fairport, NY  14450 (1),
(2)                           4,191,750                13.8%
-------------------------  ------------  -------------------
William Lamy
8 Arber Ct
Fairport, NY  14450 (1)       2,826,750                 9.3%
-------------------------  ------------  -------------------

(1) Alan Kleinmaier resigned from the LogiSoft Board on April 27, 2000 and the seat on the Board remains vacant.

     The persons and entities named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(1) Robert Lamy and William Lamy are brothers. Robert Lamy serves as LogiSoft's President and William Lamy serves as its Director of Technology.
(2) Mssrs. R. Lamy and W. Lamy are parties to the voting agreements described in Item 1(a) above.

(c) The table below gives the number and the percent of LogiSoft common stock beneficially owned as of May 12, 2000 by persons who (1) were members of the Board of Directors and executive officers of LogiSoft during 1999; (2) are currently members of the LogiSoft Board of Directors; or (3) are currently executive officers of LogiSoft.

Name                         Shares        Percent of
                             beneficially  Shares
                             owned         Outstanding
---------------------------  ------------  ------------
Robert Lamy, Director and       4,191,750         13.8%
President (1), (2)
---------------------------  ------------  ------------
Scott Fox, Director and VP        873,000          2.9%
of Marketing (2)
---------------------------  ------------  ------------
Gene Devine, Director              50,000            *
---------------------------  ------------  ------------
Alan Kleinmaier, Former                --            *
Director
---------------------------  ------------  ------------
John Van Heel, Chief               25,000            *
Financial Officer (3)
---------------------------  ------------  ------------
W. Leo Morris, Former             277,500            *
Director
---------------------------  ------------  ------------
Clark Bundren, Former             275,030            *
Director
---------------------------  ------------  ------------
John Sams, Former Director        245,000            *
---------------------------  ------------  ------------
Joel Holt, Former Director        839,176          2.8%
---------------------------  ------------  ------------

* Represents  beneficial  ownership  of  less  than  1%  of  Common  Stock.

(1) This individual is party to the Voting Agreement described in Item 1(a) above.
(2)     This  individual  is  party  to the Second Voting Agreement described in
        Item  1(a)  above.
(3) Represents 25,000 vested stock options granted to Mr. Van Heel. Excludes 275,000 shares that Mr. Van Heel may acquire pursuant to stock options exercisable over four years in equal annual installments.

     In connection with the Transactions described above, Mssrs. Morris, Bundren, Garner and Sams resigned as directors of LogiSoft, effective March 9, 2000. Effective March 10, 2000, Messrs. R. Lamy, Fox, Divine and Kleinmaier (1) were appointed as Directors and Mr. Holt resigned.

(1) Alan Kleinmaier resigned from the LogiSoft Board on April 27, 2000 and the seat on the Board remains vacant.

ITEM  2.   ACQUISITION  OR  DISPOSITION  OF  ASSETS

(a)     Acquisition  or  Disposition  of  Assets
        ----------------------------------------

     (1)  Keystone  Sale.     The  majority shareholders of LCP and eStorefronts
          --------------
required as a pre-condition of the Transactions that LogiSoft sell its wholly-owned subsidiary, Keystone Laboratories, Inc. ("KLI"). KLI is a forensic urine drug screening and confirmatory testing laboratory located in Asheville, North Carolina. Urine laboratory tests are used primarily by employers to detect the use of illegal substances by employees and/or prospective employees. On March 7, 2000, LogiSoft executed a Purchase and Sale Agreement to sell all of its issued and outstanding shares of the capital stock of KLI. Joel Holt, a former president of LogiSoft and a director of LogiSoft until the closing of the Transactions, purchased KLI from LogiSoft for a purchase price of $720,000. At the closing of the KLI sale on March 9, 2000, Mr. Holt issued a promissory note (the "Note") in the principal amount of the purchase price, payable in twelve
(12) equal monthly installments of $60,000 each, commencing April 1, 2000. To date the Company has received the two payments that have come due under the Note. The purchase price for KLI was determined as a result of arms-length negotiations between Mr. Holt and the LogiSoft Board of Directors.(2)

     (2)  New  Capital.     The  majority  shareholders  of LCP and eStorefronts
          ------------
also required as part of the Transactions that LogiSoft have at least $5,000,000 in cash equity at the closing of the Transactions. To meet this pre-condition, LogiSoft issued 5,500,000 shares of LogiSoft common stock at a purchase price of $1.00 per share to nine (9) unrelated investors on March 9, 2000. Thus, at the time of the closing of the Transactions, LogiSoft's assets consisted of $5,500,000 in cash equity plus the Note, and LogiSoft maintained no operations.

     (3)  LCP  Merger.     On March 10, 2000, LogiSoft consummated a merger with
          -----------
LCP. Pursuant to the Agreement and Plan of Reorganization, a wholly-owned New York subsidiary of LogiSoft was merged with and into LCP in a reverse triangular merger, the surviving corporation of the merger, becoming a wholly-owned subsidiary of LogiSoft (the "LCP Merger"). Prior to the LCP Merger, Robert Lamy, William Lamy, Robert Ballard and Michael Pruitt were the sole shareholders of LCP. Upon consummation of the LCP Merger, all of the outstanding common stock of LCP was converted into 7,500,000 shares of LogiSoft common stock. The conversion ratio of LCP stock into LogiSoft stock was determined as a result of arms-length negotiations between unrelated parties and was based upon a review of financial statements, business plans and the recent valuations placed on e-commerce companies.

     (4)  eStorefronts  Exchange.     On  March  10,  2000,  LogiSoft  also
          ----------------------
consummated the acquisition of eStorefronts, an affiliate of LCP. Pursuant to the Agreement and Plan of Reorganization, LogiSoft exchanged 4,500,000 shares of LogiSoft common stock for all of the issued and outstanding shares of eStorefronts' common stock (the "eStorefronts Exchange"). Prior to the eStorefronts Exchange, the shareholders of eStorefronts were Robert Lamy, William Lamy, Robert Ballard, Walter Robb, James Tusty, David White, Scott Fox, David Wilkerson, Jeff Sorenson and Matthew Bailey. Upon consummation of the eStorefronts Exchange, eStorefronts became a wholly-owned subsidiary of LogiSoft. The conversion ratio of eStorefronts stock into LogiSoft stock was determined as a result of arms-length negotiations between unrelated parties and was based upon a review of financial statements, business plans and the recent valuations placed on e-commerce companies.

     Effective  May  1,  2000,  LogiSoft  changed  its  name  from  Reconversion
Technologies,  Inc.  to  LogiSoft  Corp.  to  better  reflect  its  business.

(2) The prior audited financial results of KLI, together with the evaluation of expected future results, were the primary factors utilized in determined the purchase price.

 (b)  Business
      --------

     OVERVIEW.

     LogiSoft is a publicly held (OTC BB:LGST),full-spectrum Internet business development enterprise. LogiSoft offers comprehensive strategic Internet services with its core competencies being sophisticated interactive web development and domestic/international e-commerce solutions. Additionally, LogiSoft develops and operates a variety of e-commerce/retail businesses through its subsidiaries and through strategic partnerships that leverage its knowledge of technology, e-commerce and Internet marketing.

     LogiSoft operates its business through its two wholly-owned subsidiaries, LCP, which encompasses the Computer Products division and the strategic Internet services division ("LogiSoft Interactive" or "LGI") and eStorefronts, which contains the Company's e-commerce activities.

     Our global e-business solutions provide comprehensive, sophisticated Internet capabilities to both traditional middle market and pure e-business companies. LogiSoft Interactive provides up-front planning with our strategic consulting services, custom front-end architecture and web site development as well as comprehensive back end support upon web site completion. LGI's competitive advantage is the unique ability to deliver these services on a global scale which includes a proprietary e-commerce solution that allows for transactions in multiple languages and currencies, settlement in multiple countries and in multiple transaction methods - all automated and updated in real time.

     LCP was founded in 1989 as a software and hardware provider to corporate customers and educational entities such as universities and school districts. This business is operated as LogiSoft Computer Products ("Computer Products"). Computer Products has grown consistently for the past 10 years and is being migrated to an Internet-based platform.

     In 1996, LCP launched its Internet division, LGI, and found immediate success, winning both local and national awards in 1997. In 1999, the LGI completed its development of a proprietary e-commerce platform that enables it to roll out turn-key domestic and international web sites that allow companies to penetrate international markets on a cost effective basis.

     eStorefronts partners with traditional and pure web-based businesses to take those businesses to the Internet. It participates in the development and implementation of the business plan in exchange for revenue-sharing and/or equity-based arrangements.

     LogiSoft's goal is to become a best in class provider of true vertically integrated global web solutions for middle market companies (sub Fortune 500). These global web solutions include:

-     Site  localization
-     Automated  customer  services
-     Logistics  support
-     Cultural  assessment
-     Micromarketing  by  country
-     Legacy  system  integration
-     e-commerce  in  multiple  currencies
-     Processing  of  all  taxes,  duties  and  tariffs
-     Custom  statistical  analysis

     To March 2000, LCP largely self-financing, with profits from the software/hardware division being used to invest in and create the infrastructure for LGI's international platform and the launch of e-commerce activities. Despite higher current sales volume in Computer Products ($3.7 million or 86% of 1999 revenues), the Company's recent investments and business plan focus primarily on the strategic Internet services business (LGI) and e-commerce. As described above in Items 1 and 2, in March 2000 LogiSoft received funding to expand and implement its business plan, which is outlined herein. The equity funding provided in connection with the Transactions will allow the Company to aggressively pursue its Internet and e-commerce growth strategy through expansion of our client base, headcount, increased investment in our engagement methodology, product/solution development and brand awareness. However, the impact of the Transactions on the Company's operations for the quarter ended March 31, 2000 was not significant because they were consummated in March 2000.

PRODUCTS  AND  SERVICES

     LogiSoft reports its results in two business segments, strategic Internet services, through LGI, and e-commerce/retail, through both Computer Products and eStorefronts.

Strategic  Internet  Services

Interactive  Web  Development
-----------------------------

     Having developed web sites since 1995, LGI has a comprehensive list of core services for interactive web development. Our abilities and services range from front-end design to sophisticated back end database solutions. These capabilities have evolved since formalizing our corporate web development services in 1996 and continue to be developed and expanded. We have received both local and national recognition for design, e-commerce and database integration solutions. Some of our core interactive web services include:

-     programming
-     architecture
-     graphic  design  /  creative
-     Copy  writing
-     multimedia
-     e-commerce
-     strategic  consulting
-     information  management
-     database  integration
-     database  marketing
-     data  mining
-     customer  relationship  management
-     quality  assurance  &  testing

Marketing  and  Planning  Consultation
--------------------------------------

     LGI provides a comprehensive set of strategic Internet services to clients looking to enhance their existing business model by complementing it with web based solutions. These solutions can range from strategic planning, to globalization of a client brand via their web presence, to customer utilization, to content development, to database or affiliate marketing. In each case, our marketing and planning consultation team identifies and articulates where opportunities for clients can be maximized through a robust web presence.

Domestic  and  International  E-commerce
----------------------------------------

     LGI has the unique ability to develop and implement e-commerce solutions that currently can reach up to 40 countries with tailored transactional capabilities that support the specific needs of a target country. The LGI solution reduces time to market and cost of sales for a client while expanding revenues, profits and customer expertise. Consumers demand payment flexibility and LGI's e-commerce system allows secure delivery of virtually all methods of payment including:

-     All  major  and  regional  credit  cards
-     Direct  bank  drafts
-     COD
-     Checks
-     P.O.'s

     Each e-commerce storefront is custom built to the exact specifications of our client by their LGI support team. LogiSoft Interactive has built integrated e-commerce tools that allow customers to create products to their exact specifications through an interactive web utility. The architecture of the system's ordering process allows clients that build products for distribution by the hundreds or thousands to handle orders for products that come in one at a time. LGI completes the process with integrated logistics solutions with alliance companies that deliver real time tracking, cost and time analysis.

     Our international e-commerce engine allows for transactions in multiple languages and currencies, settlement in multiple countries and multiple transactions methods - all automated and updated in real time. What does this mean for the LGI client? If a company wishes to reach Japan, LGI enables the client to sell its products in Yen, utilize specific Japanese transactional methods such as direct bank drafts and COD, include all relevant taxes and tariffs so the consumer does not have to pay at the door and provide connection to the process of shipping the product via multiple carriers. In addition, LGI brings category leading research from each country to ensure that the client's consumer is being accurately targeted for maximum capture and conversion. This research is derived from online data mining through a custom built extranet utility. This data, in conjunction with traditional qualitative and quantitative research allows us to micro market to each country's distinctive consumer needs.

     For example, by providing the JCB credit card (its penetration in Japan equals the top 3 US cards combined) for Japanese transactions as well as direct bank drafts and COD which account for 32% of all Japanese transactions, LogiSoft provides international commerce solutions that are tailored to that country's specific needs. The results of this approach are often dramatic - while the conversion rate of a typical international site is less than 1%, the LGI solution delivers an average conversion rate of 2.8%. If the client wishes, LGI can connect all countries' e-commerce capabilities via a proprietary database that pegs transaction to a single currency and reduces all risk between currencies by allowing pricing to "float" in real time.

Technical  Architecture
-----------------------

     We use extensive engineering capabilities to deliver complex Internet based business solutions by employing proven technologies such as XML, Java, Cold Fusion, SQL, ASP, CGI, C, Perl and C++. Our technical group creates functionality for the user without compromising the needs of the client. Typical solutions include developing Internet-enabled business applications, integrating web-based applications with our client's existing systems and databases, and building sophisticated e-commerce platforms. We generally host our client's international e-commerce platform in order to ensure effective connectivity of our technical requirements with those of various financial service companies that pipe into our global e-commerce solutions. LGI develops and maintains these client solutions on a 24/7/365 basis to ensure consistent performance and connectivity. We integrate all solutions with "2+2" back end functionality which allows clients that don't have supportive IT on site to update the site via an English scripted extranet that requires simple input of text based information with no programming skills required.

After  Build  Site  Management
------------------------------

     To successfully offer world class e-business architecture solutions, a company needs to provide management tools to allow for maximum assessment of the site performance, tracking trends and all other mission critical metrics. LogiSoft Interactive has created a custom built extranet that assesses up to 1,800 datapoints for client websites and can be tailored to specific needs of the client. Data indicates that it is vital for e-business companies to perform regular trend analysis on their site to uncover opportunities that can be used to improve their relationship with customers.

E-Commerce/Retail

Computer  Products  Sales
-------------------------

     Computer Products offers a total computer solution for the educational, corporate and consumer marketplace. Computer Products has developed a core group of product offerings to address the computer needs for both the corporate and consumer markets as well as a special niche within the educational market. Computer Products has over 35,000 products available and has been providing technology products to academic institutions and educators in the Northeast region for over a decade. Through strategic customer and vendor relationships in the educational arena, Computer Products has become a regional leader in the distribution of instructional software. Through years of accumulation, we offer a comprehensive list of leading software titles at prices tailored for the academic market through our special manufacturer authorizations from companies like Microsoft, Adobe, Symantec, The Learning Company, Edmark and many others. We are able to become partners with our clients by combining a strong product mix with a true dedication to customer satisfaction and a keen knowledge of the needs of educators.

     Through the implementation of our on-line education and corporate superstore we will provide a vehicle for our customer base to convert to an Internet based platform. This will be a fully automated system that will allow customers 24x7 purchasing, quoting, reporting and customer service. Customers will be able to order any of our 35,000 products at their own custom prices through purchase orders or credit cards. Ultimately, this on-line vehicle will reduce our costs to acquire new business and serve existing accounts as well as provide a platform for rapid growth outside of the Northeast region.

     In both the corporate and educational markets, clients have the need for an experienced, market-connected supplier of computer products. Computer Products takes that need one step further by understanding and meeting clients' present needs as well as designing plans to meet their future needs. Computer Products delivers this valued service to our clients by leveraging major vendor authorizations and our experienced sales professionals who have a depth in understanding of the industry. Through our value added web site ClubEd, www.clubeducation.com, Computer Products has created an on-line community whose
---------------------
purpose is to support and aid educators. This educational club is intended to be an interactive electronic community and meeting place for technology users in education to meet their peers and discuss their needs with the developers of software and computer products. This automated, value-add web site will provide a forum for educators to read about news flashes from the computer industry, explore the latest product releases and discover the solutions other educational institutions have put in place to meet the ever-changing demands of educating our children. Computer Products directly interacts with its customer base through trade shows, e-newsletters focused on education and software expositions that put the software directly in the hands of the end-users for evaluation. National educational technology shows such as FETC (Florida Educational Technology Conference) and NECC (National Education Conference) provide us a forum to meet and influence thousands of educators interested in educational technology.

E-commerce  Partners
--------------------

     When a company approaches LogiSoft about creating a web-based solution, LogiSoft is often afforded the option of taking an equity stake or profit share in the Internet venture in exchange for providing its range of expertise on an ongoing basis. LogiSoft partners with these companies through its wholly-owned subsidiary, e-Storefronts and provides its partners with the complete range of LogiSoft's expertise. LogiSoft may receive equity and/or revenue-sharing in return. Typically, LogiSoft is paid for all services associated with the strategy development and site build, in addition to any equity or revenue-sharing relationship.

     The Company's e-commerce business has not yet contributed significant revenues and does not currently have any equity participations in partner businesses. Our recent partner relationships have resulted in revenue-sharing arrangements. Recent additions to LogiSoft's list of partner companies include Dunlop Tire Company and Jolt Cola, which demonstrates the opportunity for EStorefronts (these sites were both launched in the second quarter of fiscal 2000.) The Company is currently considering several opportunities to partner with companies that want to capitalize on the opportunities afforded them by the Internet. We are particularly selective in analyzing these opportunities to focus our resources on those with viable business plans and value propositions.

     The partner model is unique in that it offers the LogiSoft investors the following advantages:

1. The chance to invest in private companies with great growth potential before they are public
2. A diversified portfolio of companies / investments in Internet-related commerce
3. The chance to invest in private companies without having to worry about liquidity

     While some partners pay a royalty or commission to eStorefronts based upon the volume of on-line sales, others choose to utilize eStorefront's consumer-based infrastructure to execute and deliver orders. Having a start-to-finish solution has proven to be a competitive advantage in acquiring accounts that are not consumer direct. eStorefronts has a fulfillment partner for shipping and warehousing purposes, which minimizes inventory and logistics management. eStorefront's results are reflected in our e-commerce/retail business segment.

INDUSTRY  BACKGROUND

Growth  of  the  Internet

     The Internet is transforming nearly every facet of our daily lives. In some academic circles, its birth, subsequent growth and overall societal impact have been compared to the invention of the Gutenberg printing press. While there are many areas within the Internet economy that offer businesses tremendous growth potential, the companies that are positioned as e-business architects (such as LogiSoft) serving the entire Internet economy will have the best opportunity for maximum advantage in this space. See the chart below for recent growth numbers from the Internet.

                                                                         '98 - '99   '99 - '00
INDICATOR                                     1999            2000         CHANGE      CHANGE
--------------------------------------  --------------  --------------  -----------  ----------
GLOBAL WEB USERS (1)                       144 million     240 million          60%         67%
--------------------------------------  --------------  --------------  -----------  ----------
U.S. WEB USERS (2)                          69 million     102 million          26%         48%
--------------------------------------  --------------  --------------  -----------  ----------
WORLDWIDE PC SHIPMENTS (3)                91.7 million  113.1  million          13%         23%
--------------------------------------  --------------  --------------  -----------  ----------
NUMBER OF WEB PAGES 4                      1.0 billion     2.2 billion         320%        120%
--------------------------------------  --------------  --------------  -----------  ----------
WORLDWIDE RETAIL E-COMMERCE SITES 5               15.8            33.5         222%        112%
                                               billion         billion
--------------------------------------  --------------  --------------  -----------  ----------
WORLDWIDE B-TO-B E-COMMERCE REVENUE 6    $        44.5   $        96.9         324%        117%
                                               billion         billion
--------------------------------------  --------------  --------------  -----------  ----------
DEVICES ACCESSING THE WEB 7                      147.4           237.1          59%         61%
                                               million         million
--------------------------------------  --------------  --------------  -----------  ----------
SMALL BUSINESSES SELLING ONLINE 8           .9 million     1.6 million         125%         78%
--------------------------------------  --------------  --------------  -----------  ----------
AVERAGE HOMEPAGE DOWNLOAD TIME 9          6.49 seconds    4.73 seconds         -35%        -27%
--------------------------------------  --------------  --------------  -----------  ----------
U.S. K-12 CLASSROOMS WITH NET ACCESS 10             51%             95%        176%         30%
--------------------------------------  --------------  --------------  -----------  ----------
RADIO STATIONS BROADCASTING ONLINE 11            2,261           3,537          81%         56%
--------------------------------------  --------------  --------------  -----------  ----------
ITEMS ADDED FOR SALE DAILY ON EBAY 12          250,000         400,000         456%         60%

Sources:  1-8 International Data Corp., 9 Keynote Systems,
          10 U.S. Department of Education,  11 BRS  Media  12eBay

Internationalization  of  the  Internet

     The Internet wave is spreading rapidly beyond its U.S. origins. In 2000, North America will represent only 43 percent of the online population and that will fall to 30 percent by 2005, according to projections by the Computer Industry Almanac. Western and Eastern Europe meanwhile, will account for about a third of all Internet users in 2005, up from about 28 percent this year. And almost a quarter of the worldwide online population in 2005 will reside in the Asia-Pacific region. China and Japan will be twin leaders of Internet usage in Asia by 2003, when each will have about 45 million users.

     Online commerce and advertising revenues will remain largely within the U.S., at least in the short term. By 2003 the U.S. will still retain more than half of all e-commerce revenue, with Europe representing about a third, according to International Data Corp. estimates. Advertising is even more U.S.-centric. The U.S. accounted for 85 percent of all online ad revenues last year, according to Forrester Research, and will keep more than two-thirds through 2004.

     As Web usage goes global, English is ceasing to be the dominant language online. About 43 percent of users in 1999 were non-English speakers, according to Global Reach. Japanese, Spanish and German were the most prevalent non-English languages.

Projection  of  Opportunities

     LogiSoft believes that as the Internet becomes more of a global resource, the opportunities for companies that are International solution providers will be significant. The Internet is still in an early phase of adaptation with many areas of the globe, such as South America, India and Asia, still significantly under-penetrated. Therefore LogiSoft's strategic underpinning as an internationally focused e-business solutions company that provides comprehensive, sophisticated Internet capabilities to both traditional and pure e-business companies creates an environment for significant revenue growth. By providing strategic consulting services, custom architecture and comprehensive back end support, LogiSoft will be positioned as a supplier of choice for those companies that require a strong global presence.

     Over the next nine months, Computer Products plans to release and begin promoting its on-line superstore. With the release of the superstore, the further development of ClubEd, and direct sales efforts, we plan on reaching new markets outside of the North Eastern U.S. region. Through selective product/market acquisitions, national trade shows, direct database marketing and an expanded sales force, LogiSoft has the tools in place to drive increased revenue and profitability through Computer Products.

LOGISOFT  STRATEGY

1. Enhance and expand e-business integration capabilities - focusing on International solutions
2.     Expand  client  base  and  maximize  client  relationships
3.     Expand  geographic  coverage  in  U.S.
4.     Pursue  strategic  acquisitions
5.     Develop  strong  partnerships  and  alliances
6.     Deliver  profitable  revenue  growth

Enhance and Expand E-business Integration Capabilities - focusing on International solutions

     Over the next 12 months, LGI will grow the number of countries to which it can deliver scalable e-business solutions. We will also launch enhancements for existing countries, centering on forward marketing solutions that support our desire to micro-market our client's needs in real time. This will allow clients to manage a worldwide transaction-based business from a single home office - with each country's website being a unique solution based upon that particular country's expectations and feedback.

Expand  Client  Base  and  Maximize  Client  Relationships

     LogiSoft has established strong business relationships with a diverse base of clients. We are expanding the number and depth of our sales and business development teams to penetrate target clients, while focusing on increasingly larger and more complex strategic Internet services engagements.

     We recognize that our success starts and ends with our clients. To that end we are employing several tactics that will strengthen and enhance existing and future relationships by:

- Disproportionate expansion (relative to traditional companies) of the client services function within LogiSoft to allow for complete 24/7 client management. This complements the pursuit of our global strategy and is a competitive advantage in the existing marketplace.
- Utilize the client services function to acquire broader engagements with clients including Internet strategy consulting, creative design, systems engineering, application development services and database marketing management

     Our engagement methodology allows us to deliver consistent, best in class solutions that produce tangible results. LGI's engagement methodology, which we call The Matrix, is comprised of four core phases: Reveal, Dream, Develop, Deploy. The Matrix governs and directs our e-projects from initial requirements to final testing and launch. The goal of The Matrix is to provide controls for quality, consistency, clarity, organization, budget and timeline for LogiSoft staff and management as well as client contacts. Ultimately, The Matrix allows us to deliver best practices, optimize existing talents and define utilization resulting in both superior products and profitability. The Matrix processes are evaluated and updated periodically to reflect any improved technologies and practices. The Matrix will allow us to maintain the quality, consistency and efficiency of our strategic Internet services while we rapidly grow our staff.

Expand  Geographic  Coverage  in  U.S.

     LogiSoft recognizes that delivery of sophisticated e-business solutions requires a permanent presence in locations of geographic proximity to the client. Therefore LogiSoft is aggressively expanding our geographical presence through a combination of internal growth complemented by strategic acquisition. As of May 8, 2000, LogiSoft had five offices through the United States - Rochester, Buffalo and satellite offices in Boston, Charlotte and Boca Raton - with several others cities being targeted for future expansion as business dictates.

Pursue  Strategic  Acquisitions

     LogiSoft intends to continue to pursue strategic acquisitions that provide additional skilled management, technical and creative personnel, client relationships and technology skills that fit our International e-business positioning.

     To deliver comprehensive e-business solutions for a global marketplace, LogiSoft must actively develop alliances that can be effectively used to improve our solution management abilities. Our core competency is developing custom-built commerce and database solutions that allow clients to effectively manage and grow one to one marketing opportunities with customers. Certain areas such as language translations, clearing transactions and shipping/logistics are not core competencies of LogiSoft and require strong alliance partners to ensure successful implementation of e-commerce strategies.

Develop  Strong  Partnerships  and  Alliances

     We have entered into strategic alliances that deliver enhancements to our abilities and complement the services that we offer our clients. An example of a synergistic strategic alliance partner is Saatchi & Saatchi Rowland (SSR). We have formed a strategic alliance with SSR to meet expanding client needs for fully integrated marketing, technology and communications solutions. The joint alliance will allow each company to provide broader support to clients turning to the Internet for marketing, commerce and communications. SSR is a global partner that delivers solutions worldwide. We have established strategic relationships with other companies including Allaire, EMC, Chase Merchant Services, Oracle, Verio, Match Logic, UPS, World Point and eTranslate.

Deliver  Profitable  Revenue  Growth

     LogiSoft's executive team is committed to profitable long-term growth. Consequently, LogiSoft's business model is focused on clients that have pre-existing brand presence, which is of immediate advantage in acquiring and subsequently retaining customers. Our ability to grow profitably is based on the automated process by which we can manage a complex, transaction-based, international business. The majority of updates required for site support are done by either the client after completion of the site or in the case of our commerce model, are updated automatically with no required human intervention.

     LogisSoft's profitability in 1999 was depressed due to costs to develop our proprietary, international e-commerce platform and costs incurred in conjunction with the Transactions. In the first quarter of 2000, margins and profitability improved, but investments in infrastructure to support the implementation of our business plan will make short-term profitability a challenge.

     LogiSoft's Rochester headquarters will keep ongoing intellectual capital costs at a minimum. Rochester is currently ranked third nationally for the number of technical graduates it produces annually providing a healthy technical recruitment environment.

COMPETITION

     While the market for e-business architects focusing on global solutions is quite new, it is highly competitive, with companies introducing solutions that may be similar in nature to those provided by LogiSoft. Our target market is rapidly evolving and is subject to continuous technological change. Existing or future competitors may develop or offer strategic Internet services that provide a significant advantage over the services offered by LogiSoft. Although most companies to date have not offered the range of international solutions offered by LogiSoft, several have expressed their intent to do so. These competitors could at any time choose to focus their resources on LogiSoft's target markets, which could negatively affect our business, results of operations and overall financial condition.

     In pursuing acquisition opportunities we may compete with other companies with similar growth strategies and greater financial resources than we have available to us. Competition for these acquisitions could increase overall costs and reduce the number of best fit targets available.

     The barriers to entry in the strategic Internet services space are relatively low and therefore LogiSoft must rely on the skill of its personnel and the superior nature of our client services to maintain relationships that deliver superior financial performance over time.

     Although national competition in computer products resale to the corporate sector is intense, resale competition in the educational sector is not as prevalent. Competition in the educational segment of the market is dramatically reduced from the main channel primarily due to the need for dealers to get specialized, difficult-to-obtain, authorizations from the manufacturers to sell their products at drastically reduced pricing to educational entities.

PEOPLE

     Our Senior Executives have over 70 years of management experience among them in a variety of disciplines relevant to our business. Our senior executives have managed both emerging and mature businesses in a variety of industries including, hardware, software, consumables, media, entertainment financial services and traditional packaged goods.

     The number of our employees has grown from less than 10 in 1998 to over 50 as of May 2000. None of our employees are currently represented by a labor union. LogiSoft has experienced no work stoppages since its founding over 10 years ago and believes that its relationship with its employees is good.

     As our company grows we believe that having LogiSoft's headquarters based in Rochester, NY will be a source of ongoing competitive advantage. Rochester is currently ranked third nationally for the number of technical graduates it produces annually and recently was ranked as having the seventh most affordable housing in the nation (USA Today Report on the top 100 cities in the US). Our
                         ---------
decision to create satellite offices in other markets will allow the sales and marketing group to develop strong on-location relationships that can be leveraged into incremental revenue growth opportunities.

CLIENTS

     LogiSoft enjoys strong relationships with a variety of diverse companies. In each case, LogiSoft tailors a solution that best fits the needs of the client
and  their  customers.    Our  client  list  includes:

-     Chase  Pitkin
-     Dunlop  Tire  Corp.
-     Jolt  Cola
-     LPGA
-     Sentry  Group
-     Fran  Tarkenton  Small  Business  Network
-     Xerox  Corp.
-     Pappyland  Television
-     PSC  Inc.
-     Rochester  General  Hospital  (ViaHealth)
-     Rochester  Business  Journal
-     Seneca  Foods
-     Mann's  Jewelers
-     1st  Air

     In 1999, one hardware and software customer, ViaHealth, accounted for 20% of the Company's total revenues. During the quarter ended March 31, 2000, this customer accounted for 15% of the Company's total revenues.

     (2)  Properties
          ----------

     The LogiSoft headquarters is located in 8,500 square feet of leased office space located at 375 Woodcliff Drive in Pittsford, New York (Rochester). Our lease on this space expires in October 2005. The cost of this lease averages $13,400 per month. We believe the terms are consistent with local market conditions. We plan to lease an additional 2,000 square feet in the same building in the second quarter of 2000. This location houses our headquarters, LGI and eStorefronts activities.

     Our Computer Products division and certain administrative personnel are located in two adjacent office units in a 5,200 square foot building space located at 6605 Pittsford-Palmyra Road in Pittsford, New York. This building and land is owned by the Company and has a net book value at March 31, 2000 of $230,000.

     The space that we currently occupy is adequate for our projected growth needs over the next 12 months. However, we may require additional space if we make any strategic acquisitions or if our growth exceeds our expectations.

     (3)  Management
          ----------

CURRENT  DIRECTORS

      The following table sets forth information regarding the members of our Board of Directors:

           First year
           elected as  Term
Name       director    Expires  Age
---------  ----------  -------  ---
R. Lamy          2000     2001   33
---------  ----------  -------  ---
S. Fox           2000     2001   35
---------  ----------  -------  ---
G. Devine        2000     2001   39
---------  ----------  -------  ---

     Messrs. R. Lamy, Fox, Devine and Kleinmaier were appointed as Directors of LogiSoft on March 10, 2000 in connection with the Transactions. Mr. Kleinmaier resigned his position on April 27, 2000 and that Director position is currently unfilled.

     LogiSoft's By-laws provide for not less than two or more than seven directors. The Board of Directors is acting to fill the vacant board seat with an individual who will bring expertise in our targeted markets and in International e-commerce.

     Directors are elected by shareholder vote at each annual meeting of shareholders and all Directors shall hold office until their respective successors are elected.

EXECUTIVE  OFFICERS

     Executive officers are appointed by and serve at the discretion of the Board of Directors. The Company has employment agreements with each of its executive officers. These employment agreements provide for three-year terms for each of the executive officers. There are no family relationships among any of the Directors or executive officers.

                                            Officer
Name               Office                   since     Age
-----------------  -----------------------  --------  ---
Robert Lamy        President                   2000    33

-----------------  -----------------------  --------  ---
Scott Fox          Secretary,
                   Vice President, Marketing   2000    35
-----------------  -----------------------  --------  ---
John Van Heel      Chief Financial Officer     2000    34
-----------------  -----------------------  --------  ---

BIOGRAPHIES  OF  DIRECTORS  AND  EXECUTIVE  OFFICERS

     Robert Lamy is the President of LogiSoft and is the founder of LCP and eStorefronts. Mr. Lamy founded LCP in 1989 as a software and hardware supplier to corporate customers and educational entities and developed it into a multi-faceted technology company. Mr. Lamy's early appreciation for the opportunities offered by the Internet led him to establish LGI in 1996, which focused on web site design, hosting and dial-up service. Mr. Lamy led the consistent growth of LGI and the development of its proprietary e-commerce solution that allows for transactions in multiple languages and currencies, settlement in multiple currencies and in multiple transaction methods - all automated and updated in real time. He also founded eStorefronts in 1998, to capitalize on the explosive growth of e-commerce. Prior to his work with LCP and eStorefronts, Mr. Lamy held the position of account manager with three computer companies, each time being recognized as the top sales performer. Mr. Lamy attended the State University of New York at Oswego. He received a degree in Computer Science. Mr. Lamy was named President of the Company on March 10, 2000, following the Transactions.

     Scott Fox is our Secretary and Vice President, Marketing. Immediately prior to joining LogiSoft, Mr. Fox was the Strategic Business Unit Manager for Sentrysafe.com. During his four year tenure, sentrysafe.com grew more than 60 times in size and through Sentry's International Web sites, reached over 30 countries with native language and currency. Sentrysafe.com was named the 1997 Web Site of the Year by The Rochester Business Journal (Rochester, New York).
                           ------------------------------
Mr. Fox has been involved with the Internet since 1995, when he worked in new channel development for Hallmark Cards. During his eight-year tenure at Hallmark, Scott was involved in multiple assignments including general management of virtually all non-card businesses. Mr. Fox has spoken at numerous forums such as Internet World and the Internet Commerce Expo, and has published articles on the topic of Internet marketing in several publications. Mr. Fox is currently on the board of the e-Business Association, Inc. based in Rochester, NY. Mr. Fox graduated from the Rochester Institute of Technology with a Bachelor of Science in Package Engineering and received his MBA from the University of Kansas. Mr. Fox was appointed as Vice President of Marketing on March 11, 2000, following the Transactions.

     John Van Heel is our Chief Financial Officer. Prior to joining LogiSoft, Mr. Van Heel spent 11 years with PricewaterhouseCoopers, LLP, most recently as Director in the Transaction Services Group based in New York City and Milan, Italy where he consulted with strategic and financial investors on mergers and acquisitions. During his five plus years in this position, Mr. Van Heel advised on more than 50 transactions with a value exceeding $20 billion. Mr. Van Heel graduated from the University of Buffalo with a Bachelor of Science in Business Administration. Mr. Van Heel was appointed Chief Financial Officer of the Company on May 1, 2000.

      Eugene Devine is a director at LogiSoft since March 10, 2000. Mr. Devine is the Managing Director for Florida-based Avenel Financial Group, a private investment bank group. He is principally responsible for running the business development and marketing activities of Avenel, assisting clients in building their online businesses. Prior to joining Avenel, Mr. Devine was Senior Vice President of Marketing for the Florida-based mortgage.com. He joined mortgage.com in October of 1998 and led the company's branding and online marketing of their mortgage origination business unit as well as supported numerous out-sourced customers who relied on mortgage.com to help build their Internet loan origination business. Mr. Devine was also Senior Vice President of Marketing for Eastern Mortgage Services (EMS). At EMS he became a recognized pioneer and industry expert on Internet marketing, advertising and mortgage origination. Under his leadership at EMS, he has been credited with the launch of their Internet origination business in 1993 and management of one of the first profitable on-line mortgage sites on the Internet. Mr. Devine is an active speaker both in the mortgage banking and electronic commerce industries. Recognized early on as a pioneer in the online mortgage origination field, he speaks frequently at some of the industries most prestigious conferences including the Mortgage Banking Association of America national & technology conferences, and the Congressional Housing Round Table. Mr. Devine is also a contributing writer for numerous trade association journals, including the Mortgage Banking Association of America, National Home Equity Mortgage Association, The Direct Marketing Association and DM News. He is a graduate of Pennsylvania State University and resides in Pompano Beach, Florida.

EXECUTIVE  COMPENSATION

Summary  Compensation  Table

     The following table and narrative text disclose the compensation paid during 1999 to the President and two other highly-paid individuals, including those who were not serving as executive officers during that year. The compensation of the President, the two (2) other executive officers and the two
(2) other individuals not serving as an executive officers effective for fiscal 2000 whose annual salary and bonuses are expected to exceed $100,000 during 2000 are noted.

                         Summary  Compensation  Table

Name and Principal                                   Other
Position              Year   Salary    Bonus         compensation
--------------------  -----  --------  ------------  --------------
R. Lamy, President     2000  $125,000           (1)            - -
                       1999  $ 45,114  $166,700 (4)  $    6,000 (2)
--------------------  -----  --------  ------------  --------------
W. Lamy, Director      2000  $ 85,000           (1)            - -
 of Technology         1999  $ 41,775  $190,700 (4)            - -
--------------------  -----  --------  ------------  --------------
R. Ballard,
President, Computer    2000  $ 75,000           (1)            - -
Products Division      1999  $ 39,740  $ 68,700 (4)            - -
--------------------  -----  --------  ------------  --------------
S. Fox, VP of
Marketing and          2000  $115,000(5)        (1)            - -
Secretary              1999       - -          - -             - -
--------------------  -----  --------  ------------  --------------
John Van Heel, Chief   2000  $110,000(5)        (1)  $    10,000(3)
 Financial Officer     1999       - -          - -             - -
--------------------  -----  --------  ------------  --------------

(1) These executives are eligible to receive bonuses of 25% of their salary for fiscal 2000, based upon the achievement of personal and corporate objectives.
(2) In 1999, the Company paid for a $6,000 initiation fee for Mr. R. Lamy's membership to Locust Hill Country Club.
(3) Mr. Van Heel was paid a $10,000 signing bonus in May 2000 and was also reimbursed for relocation costs from his previous residence outside of New York City.
(4) Includes amounts paid to this executive and shareholder of LCP in conjunction with the Transactions.
(5)     Represents annualized salary.

     The officers and other individuals noted in the above table also receive a standard package of medical, dental and life insurance, vacation, an individual retirement account plan and other benefits. The Board of Directors deliberates compensation matters to the extent they are not delegated to the President.

     No stock-based compensation was paid to these or any other of the Company's employees during 1999. In April 2000, the Company adopted its 2000 Stock Option Plan that sets aside approximately 3,000,000 stock options for employees. Under this plan, Mr. Van Heel was granted 25,000 options with an exercise price of $0.01 that vested immediately upon grant. In addition, Mr. Van Heel was granted 275,000 options that vest over a four-year period. The exercise price for these stock options is the closing price of LogiSoft's stock on the day of grant.

     (4)  Market  for  Common  Equity  and  Related  Stockholder  Matters
          ---------------------------------------------------------------

MARKET  INFORMATION

     Our $0.0001 par value common stock ("Common Stock") is traded in the over-the-counter market and is quoted on the NASD Over The Counter Bulletin Board ("OTCBB") under the symbol "LGST." Prior to May 1, 2000, we were quoted on the OTCBB under the symbol "RTTK."

     The following tables set forth the quarterly high and low daily prices of our Common Stock as reported by the OTCBB from 1998 through May 12, 2000. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commissions and may not represent actual transactions. In the second quarter of 1998, the Company's Common Stock was suspended from the OTCBB and therefore there was no market for the Company's stock, pending completion of the re-qualification procedure. The Company's stock commenced trading on June 7, 1999.

2000                                  High     Low
-----------------------------------  ------  --------
First quarter                        $6.875  $ 1.0625
-----------------------------------  ------  --------
Second quarter through May 12, 2000  $5.000  $  1.875
-----------------------------------  ------  --------

1999                                  High     Low
-----------------------------------  ------  --------
First quarter                         N/A      N/A
-----------------------------------  ------  --------
Second quarter                       $0.750  $  0.250
-----------------------------------  ------  --------
Third quarter                        $0.750  $  0.280
-----------------------------------  ------  --------
Fourth quarter                       $1.125  $0.46875
-----------------------------------  ------  --------

1998                                  High    Low
-----------------------------------  ------  --------
First quarter                        $ 0.25  $ 0.0625
-----------------------------------  ------  --------
Second quarter                       $0.625  $ 0.0625
-----------------------------------  ------  --------
Third quarter                          N/A     N/A
-----------------------------------  ------  --------
Fourth quarter                         N/A     N/A
-----------------------------------  ------  --------

     The OTCBB is a regulated quotation service that displays real-time quotes and volume information in over-the-counter (OTC) equity securities. The OTCBB does not impose listing standards or requirements, does not provide automatic trade executions and does not maintain relationships with quoted issuers. Stocks traded on the OTCBB may face a loss of market makers, lack of readily available bid and ask prices for its stock, experience a greater spread between the bids and ask price of its stock and a general loss of liquidity with its stock. In addition, certain investors have policies against purchasing or holding OTC securities. Both trading volume and the market value of our securities have been, and will continue to be, materially affected by the trading on the OTCBB.

DESCRIPTION  OF  REGISTRANT'S  SECURITIES

     In accordance with our Certificate of Incorporation, we are authorized to issue up to 60,000,000 shares of Common Stock and 2,000,000 shares of Series A non-voting Preferred Stock. As of May 12, 2000, there were 30,452,553 shares of Common Stock outstanding. No other class or series of stock was issued and outstanding on that date.

Common  Stock

     As of May 12, 2000, there were 30,452,553 shares of Common Stock outstanding. In addition, as of May 12, 2000, there were outstanding warrants to purchase 4,172,145 shares of Common Stock. Class C warrants representing 2,767,500 of the warrants outstanding, are exercisable at $1.75 per share and can be exercised through December 7, 2000. The Class A and B warrants are each exercisable into 1,404,645 shares of Common Stock at a strike price of $1.00, exercisable through June 7, 2000. Based upon the number of shares outstanding as of May 12, 2000, and assuming the exercise of all outstanding stock warrants, the total number of outstanding shares of Common Stock would be 34,624,698.

     Each  share  of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. As noted in Item 1(a) above, certain shareholders have entered into voting agreements that define the manner in which those shareholders must vote for the purposes of determining the number of directors of the Company and the election of directors. Holders of Common Stock are entitled to receive ratably the dividends, if any, declared from time to time by the board of directors out of legally available funds. Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any of our securities. In the event of any liquidation, dissolution or winding-up of our affairs, holders of Common Stock will be entitled to share ratably in our assets remaining after provision
for  payment  of  liabilities  to  creditors.   The  rights,  preferences  and
privileges of holders of Common Stock may be subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

Holders

     At May 12, 2000, there were approximately 377 holders of the Company's Common Stock, an undetermined number of which represent more than one individual participant in securities positions with the Company.

Dividends

     The Company has never paid cash dividends on its Common Stock, and intends to utilize current resources to expand its operations. Therefore, it is not anticipated that cash dividends will be paid on the Company's Common Stock in the foreseeable future.

Preferred  Stock

     The Company has authorized 2,000,000 shares of a Series A, par value $2.75, non-voting preferred class of stock ("Preferred Stock"). The Preferred Stock would earn a 6% cumulative dividend payable on the 15th of January, April, July and October to stockholders of record on the last day of the months prior to the dividend date. The Series A Preferred Stock shall receive a liquidation preference over the Company's Common Stock as well as any other classes of stock established by the Company.

     As of May 12, 2000, there were no shares of Preferred Stock issued or outstanding.

Stock  Plans

     In April 2000, the Company adopted its 2000 Stock Option Plan (the "Plan") and the Company's Board of Directors approved the same. The Plan is subject to approval by the Company's shareholders at the next shareholders' meeting. The Plan was established to advance the interests of the Company and its stockholders by attracting, retaining and motivating key personnel of the Company. The Board of Directors, or a committee that it appoints, is authorized to grant options to purchase the Common Stock of the Company, not to exceed an aggregate maximum of 3,000,000 shares. The Board of Directors, or a committee that it appoints, is also authorized to establish the exercise price and vesting terms of individual grants under the Plan.

     Options granted under the Plan may be either "incentive stock options" intended to qualify as such under the Internal Revenue Code, or "non-qualified stock options". The Company expects that most options granted pursuant to the Plan will be subject to vesting over a four year period, such as 25% increments on each grant date anniversary, during which the optionee must continue to be an employee of the Company. The Board or the committee, if applicable, may choose to impose different vesting requirements or none at all. Options outstanding under the Plan may have a maximum term of up to ten (10) years.

     The Plan also provides that all options that are not vested will become vested upon a change in control, unless the options are either assumed or substituted for equivalent options. In addition, unvested options become vested, after a change in control, if an optionee is subject to involuntary termination other than for cause during that optionee's remaining vesting period.

     Through May 12, 2000, options covering a total of approximately 500,000 shares of the Company's Common Stock had been granted to employees at strike prices ranging from $1.85 to $2.51 per share, other than those granted to Mr. Van Heel, whose options are described in the section entitled "Executive Compensation".

     (5)  Changes  in  Accountants

     In May of 2000 we engaged Bonadio & Co., LLP as our independent public accountants to prepare audited financials. Our prior management had most recently used a public accounting firm located in Tulsa, OK to perform the audit. Subsequent to the Transactions, management desired to have accounting services provided by a firm that has a local presence in Rochester, N.Y., the location of our headquarters and our primary operations. Therefore, we engaged Bonadio & Co., LLP. On May 15, 2000 LogiSoft filed its notice of change of accountants on Form 8-K.

     (6)   Management's  Discussion  and  Analysis  of  Financial  Condition and

THE INFORMATION IN THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED. SUCH STATEMENTS ARE BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ANY STATEMENTS CONTAINED
HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. FOR EXAMPLE, THE WORDS "BELIEVES", "ANTICIPATES", "PLANS", "EXPECTS", "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. LOGISOFT'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DISCREPANCY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "LIQUIDITY AND CAPITAL RESOURCES" BELOW, AS WELL AS "RISK FACTORS" INCLUDED BELOW. ALL FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO LOGISOFT AS OF THE DATE HEREOF AND LOGISOFT ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS.

Results  of  Operations

Results  of  operations  -  Years  ended  December  31,  1999  and  1998

                                              YEAR ENDED              YEAR ENDED
                                        DECEMBER     DECEMBER    DECEMBER    DECEMBER
                                          1998         1999        1998        1999
                                       -----------  ----------  -----------  ---------
REVENUES:
e-commerce/retail revenues              2,671,593   3,668,069         92.5%      85.7%
Strategic Internet services               216,776     614,098          7.5%      14.3%
                                       -----------  ----------  -----------  ---------
TOTAL REVENUE                           2,888,369   4,282,167        100.0%     100.0%

COST OF REVENUES:
e-commerce/retail costs                 2,292,412   3,195,703         79.4%      74.6%
Project personnel costs                   169,119     332,967          5.9%       7.8%
                                       -----------  ----------  -----------  ---------
TOTAL COST OF REVENUES                  2,461,531   3,528,670         85.2%      82.4%

GROSS PROFIT                              426,838     753,497         14.8%      17.6%

OPERATING EXPENSES:
Sales and marketing                       188,425     306,237          6.5%       7.2%
General and administrative                213,002     623,876          7.4%      14.6%
Stock based compensation                        -     150,000          0.0%       3.5%
Depreciation                               18,811      22,657          0.7%       0.5%
Amortization                                  342         757          0.0%       0.0%
                                       -----------  ----------  -----------  ---------

Total operating costs                     420,580   1,103,527         14.6%      25.8%

OPERATING INCOME                            6,258    (350,030)         0.2%      -8.2%

Interest expense                          (17,481)    (34,030)        -0.6%      -0.8%
Other income / (expense)                    5,901          35          0.2%       0.0%
                                       -----------  ----------  -----------  ---------

Income before taxes                        (5,322)   (384,025)        -0.2%      -9.0%

Income taxes provision (benefit)            6,821       5,989          0.2%       0.1%
                                       -----------  ----------  -----------  ---------

Income before minority interest           (12,143)   (390,014)        -0.4%      -9.1%

Minority interest in (income) / loss       18,672      96,926          0.6%       2.3%
                                       -----------  ----------  -----------  ---------

NET INCOME                                  6,529    (293,088)         0.2%      -6.8%
                                       ===========  ==========  ===========  =========

Overview
--------

     On March 10, 2000 and following the Transactions, LCP and eStorefronts, two emerging Internet, e-commerce and technology solutions/service companies, became wholly-owned subsidiaries of LogiSoft, a public shell company. At the time of the Transactions, LCP shareholders owned 56% of eStorefronts common stock.

     The LCP Merger has been accounted for as an issuance of stock by LCP for the assets of LogiSoft. The share exchange between the shareholders of eStorefronts and LogiSoft has been accounted for at historical cost for the 56% of eStorefronts controlled by the LCP shareholders. Accordingly, the historical combined financial statements of LCP and eStorefronts replace those of LogiSoft. The acquisition of the 44% minority interest in eStorefronts has been recorded at the fair value of the shares issued to the eStorefronts minority shareholders, resulting in goodwill of $1,980,000, which is being amortized over its estimated useful life of five years.

     Effective May 1, 2000, LogiSoft, formerly Reconversion Technologies, Inc., changed its name to LogiSoft Corp. and its ticker symbol to 'LGST' to better reflect the Company's business.

     The Company is a full-spectrum Internet business development enterprise that offers comprehensive strategic Internet services with its core competencies being sophisticated interactive web development and domestic/international e-commerce solutions. Additionally, LogiSoft develops and operates a variety of e-commerce/retail businesses through subsidiaries and strategic partnerships that leverage its knowledge of technology, e-commerce and Internet marketing.

     Our global e-business solutions provide comprehensive, sophisticated Internet capabilities to both traditional middle market and pure e-business companies. LogiSoft Interactive provides up front planning with our strategic consulting services, custom front-end architecture and web site development as well as comprehensive back end support upon web site completion. LGI's competitive advantage is the unique ability to deliver these services on a global scale which includes a proprietary e-commerce solution that allows for transactions in multiple languages and currencies, settlement in multiple countries and in multiple transaction methods - all automated and updated in real time.

     LogiSoft operates its business through its two wholly-owned subsidiaries, LCP, which encompasses the Computer Products division and LGI and eStorefronts, which contains the Company's e-commerce activities.

     LCP was founded in 1989 as a software and hardware provider to corporate customers and educational entities such as universities and school districts. This business is operated as LogiSoft Computer Products ("Computer Products"). Computer Products has grown consistently for the past 10 years and is being migrated to an Internet-based platform.

     In 1996, LCP launched its Internet division, LGI, and found immediate success, winning both local and national awards in 1997. In 1999, LGI completed its development of a proprietary e-commerce platform that enables it to roll out turn-key domestic and international web sites that allow companies to penetrate international markets on a cost effective basis.

     eStorefronts partners with traditional and pure web-based businesses to take businesses to the Internet. It participates in the development and implementation of the business plan in exchange for revenue-sharing and/or equity-based arrangements.

     LogiSoft's goal is to become a best in class provider of true vertically integrated global web solutions for middle market companies (sub Fortune 500).

     The equity funding raised by the Company in connection with the Transactions will allow the Company to aggressively pursue its Internet and e-commerce growth strategy through expansion of our client base and headcount and increased investment in our engagement methodology, product/solution development and brand awareness. The impact of the Transactions on the Company's operations for the year ended December 31, 1999 or the quarter ended March 31, 2000 was not significant due to the timing of their completion.

Basis  and  presentation  of  financial  statements
---------------------------------------------------

     The Company will maintain LCP's December 31 fiscal year end. LogiSoft's fiscal year end was June 30.

     The Company's financial statements for years ended December 31, 1999 and 1998 include the historical combined financial statements of LCP and eStorefronts giving effect to the 44% minority interest in eStorefronts. Accordingly, net income (loss) in the Company's combined accounts for the years ended December 31, 1999 and 1998 includes 56% of the eStorefronts operations.

Presentation  of  information  in  the  financial  statements

     Revenues for uncollateralized e-commerce/retail sales are recognized upon passage of title of the related goods to the customer.

     Strategic Internet services revenues are recognized on a percentage of completion basis for fixed fee contracts based on the ratio of costs incurred to total estimated costs for individual projects. Revenues are recognized as services are performed for time and material contracts.

     Costs of revenues for our e-commerce/retail business are comprised primarily of the purchased cost of products sold.

     Cost of revenues for strategic Internet services consist primarily of project personnel costs such as salaries, employee benefits and incentive compensation of billable employees and the cost of any third-party hardware or software included in an Internet solution.

     Sales and marketing expenses include product and service research, advertising, brand name promotions and lead-generation activities, shipping/logistics as well as salaries, employee benefits and incentive compensation of personnel in these functions.

     General and administrative expenses are comprised of the salaries, employee benefits and incentive compensation of personnel responsible for administrative, accounting, legal, human resources functions, the costs of the company's facilities and other general and administrative expense.

RESULTS  OF  OPERATIONS

Comparison  of  the  Years  Ended  December  31,  1999  and  December  31,  1998

REVENUES.

Revenues increased $1,393,798 or 48% to $4,282,167 for the year ended
December 31, 1999 from $2,888,369 in 1998. The increase was attributable to substantial increases in e-commerce/retail sales and revenues from strategic Internet services.

Sales of computer products to corporate and educational markets, increased $996,476 or 37% to $3,668,069 for the year ended December 31, 1999 from $2,671,593 for the year ended December 31, 1998. This increase was due to greater penetration of key accounts, including increased purchases of client licenses by a significant customer as a part of that customer's program to achieve licensing compliance with certain software makers. During the year ended December 31, 1999, sales to this customer accounted for approximately 20% of total revenues for the period. The customer's licensing compliance program also resulted in increased sales during the last half of 1999 and is expected be completed in fiscal 2000.

Revenues from strategic Internet services increased $397,322 or 183% to $614,098 for the year ended December 31, 1999 from $216,776 for the year ended December 31, 1998. This revenue growth was due to a significant increase in our client base and an increase in headcount. In the year ended December 31, 1999, the number of active engagements for sophisticated web site development more than doubled from the prior year period. For the year ended December 31, 1999, strategic Internet services revenues represented 14% of total revenues, up from 8% in the year ended December 31, 1998.

There were no customers that accounted for more than 10% of total Company revenues in the year ended December 31, 1998.

COST OF REVENUES. Cost of revenues increased $1,067,139 or 43% to $3,528,670 for the year ended December 31, 1999 from $2,461,531 for the year ended December 31, 1998. The dollar increase was attributable to the higher revenues for both e-commerce/retail and strategic Internet services. As a percentage of revenues, overall cost of revenues decreased to 82% for the year ended December 31, 1999 from 85% in 1998. This percentage decrease related primarily to a decrease in project personnel costs as a percentage of revenues for strategic Internet services. Project personnel costs decreased from 78% of strategic Internet revenues in 1998 to 54% in 1999.

During 1999, increases in billable employees and utilization were offset somewhat by the investment made by LGI in developing the Company's proprietary international e-commerce platform. This effort resulted in reduced average billing rates realized. Excluding the development of the e-commerce platform, project personnel costs would have represented approximately 50% or less of strategic Internet revenues.

SALES AND MARKETING. Sales and marketing costs increased $117,812 or 63% to $306,237 for the year ended December 31, 1999 from $188,425 for the year ended
December 31, 1998. The dollar increase was attributable to higher numbers of sales and marketing personnel and increased marketing activities primarily to support the growth of our strategic Internet services business. As a percentage of revenues, sales and marketing expenses remained stable at about 7% of revenues.

GENERAL AND ADMINISTRATIVE. General and administrative costs increased $410,874 or 193% to $623,876 for the year ended December 31, 1999 from $213,002 in the year ended December 31, 1998. General and administrative expenses in 1999 include $334,000 of special executive compensation costs paid in anticipation of the Transactions. Excluding these expenses, general and administrative costs increased $76,874 or 36% from 1998. This increase was the result of higher personnel costs resulting from an increase in staff, higher normal bonuses and compensation and operating and infrastructure expenses to support the growth of the business. As a percentage of revenues, general and administrative expenses, excluding the special expenses, remained stable at approximately 7% in 1999 and 1998.

STOCK COMPENSATION. The $150,000 non-cash charge for stock compensation expense is related to stock granted to individuals for services rendered during 1999.

DEPRECIATION. Depreciation expense increased $3,846 in the year ended December 31, 1999 to $22,657 as a result of increased purchases of computer and other equipment to support the growth of the strategic Internet services business and facilities. The company invested $61,046 in capital equipment during the year ended December 31, 1999 and $64,071 in the year ended December 31, 1998, including the purchase of a second office adjacent to the Company's other owned office space in Rochester, NY and other equipment, for $138,800. These capital expenditures were financed with a mortgage and a capital lease, respectively.

INTEREST  EXPENSE.  Interest  expense  increased from $17,481 for the year ended
December 31, 1998 to $34,030 for the year ended December 31, 1999. This increase was due to higher average outstanding debt balances during 1999, resulting primarily from the purchase of an addition to our owned office location during 1998.

PROVISION FOR INCOME TAXES. For the years ended December 31, 1999 and 1998, net tax provisions were recorded of $5,989 and $$6,821, respectively. The tax charges in Income tax expense represents combined federal and state income taxes. In 1998 and 1999, we recorded net tax provisions despite financial statement losses due to non-deductible permanent differences and valuation allowances recorded on deferred tax assets. Our effective tax rate may vary from period to period based on the Company's future expansion into areas with varying income tax rates and deductibility of certain costs and expenses by jurisdiction.

MINORITY INTEREST. As noted previously, the LCP shareholders owned 56% of eStorefronts common stock prior to the Transactions. Accordingly, the combined financial statements reflect the minority interest's portion of the operating losses of eStorefronts for the years ended December 31, 1999 and 1998, $96,926 and $18,672 respectively. The 1999 eStorefronts loss relates primarily to the stock-based compensation charge of $150,000 related to services provided to that company in 1999 ($84,000 after the minority interest) and the costs of developing and marketing eStorefront's initial web sites.

NET LOSS. The Company recorded a net loss of $293,088 for the year ended December 31, 1999 and net income of $6,529 for the year ended December 31, 1998. The loss in 1999 reflects the Company's investment in the development of the International e-commerce platform, the non-cash charge for stock compensation of $150,000 in eStorefronts, the special executive compensation expenses paid in anticipation of the Transactions, of $334,000 and higher financing costs. Results in 1998 reflect strong results of the hardware and software division, offset by the initial investments the Company made in developing its proprietary international e-commerce platform and in the launch of eStorefronts.

LIQUIDITY  AND  CAPITAL  RESOURCES

The Company may borrow up to $400,000 under the terms of an annually renewable working capital line-of-credit agreement. Amounts borrowed bear interest at the prime rate plus 1%, (9.5% at December 31, 1999), are collateralized by all of the assets of the Company and are guaranteed by certain of the Company's shareholders. At December 1999, the amount outstanding on the line of credit was $350,000. The balance on the line of credit was repaid in April 2000. The Company also has a mortgage payable to a bank on its current office facility in Rochester, NY. The amount outstanding on this mortgage was $198,154 at December 31, 1999. This mortgage requires annual payments of $21,000 through October 2015.

At  December  31,  1999,  the  Company had $59,550 in cash and cash equivalents.

In the two years ended December 31, 1999, the Company used $223,338 to fund operating activities relating primarily to losses from operations in 1999 and higher accounts receivable. These cash requirements were funded primarily through the Company's line-of-credit, higher accounts payable and accrued liabilities and the proceeds from the sale of eStorefronts stock. Accounts receivable balances were significantly higher at year-end 1999 due to a significant increase in sales in the last quarter of 1999 versus 1998. Historically, accounts receivable balances are high at quarter ends due to customer ordering patterns for computer products. Customer payment terms for Computer Products range from net 30 days to net 180 days, for certain of the Company's large municipal and health care customers. Billings for strategic Internet services are made on a schedule established for each engagement. In general, a 25% to 50% customer deposit is required prior to commencing work and subsequent billings are made as pre-established milestones are completed. Payment for strategic Internet services billings is generally due upon presentation of the related invoices.

On March 10, 2000, LCP completed a reverse triangular merger with LogiSoft, which for accounting purposes, was treated as an issuance of shares by LCP to shareholders of LogiSoft for $5.5 million in cash and a promissory note of $720,000. Certain investors who purchased shares of LogiSoft for the purposes of the merger transaction also received warrants to purchase an additional 2.75 million shares of the Company's stock exercisable through December 7, 2000 at specified prices. If all of these warrants and other existing warrants were exercised, the Company would receive proceeds of approximately $6.2 million. The Company believes its available cash resources and credit facilities will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. However, the Company may need to raise additional funding sooner in order to support its growth, develop new or enhance existing products and services, respond to competitive pressures, acquire complementary businesses or take advantage of unanticipated opportunities.

Comparison  of  the  Years  Ended  December  31,  1998  and  December  31,  1997

REVENUES. Revenues increased $1,128,968 or 64% to $2,888,369 for the year ended December 31, 1998 from $1,759,401 in 1997. The increase was attributable to strong growth in both e-commerce/retail sales and strategic Internet services. Strategic Internet services revenues represented 3% of total revenues in 1997 versus 8% in 1998.

Sales of technology solutions products, primarily computer hardware and software products sold to industrial and educational markets, increased $964,941 or 57% to $2,671,593 for the year ended December 31, 1999 from $1,706,652 in for the year ended December 31, 1997.

Strategic Internet sales grew by more than 300% in 1998, to $216,776, from $53,000 in 1997.

There were no customers that accounted for more than 10% of total Company revenues in the years ended December 31, 1998 or 1997.

COST  OF  REVENUES.  In  1997,  cost  of  revenues for computer products totaled
$1,420,689  or  83%  of  e-commerce/retail  revenues  versus  79%  in  1998.

OPERATING COSTS. Total operating costs, including project personnel costs, increased 96% from $288,807 to $590,000 for the year ended December 31, 1998 from $300,894 in the year ended December 31, 1997. The increase in operating costs is related primarily to increased staff to support the growth of the strategic Internet services business and eStorefronts, which was founded in 1998 and was investing in the development of three branded e-commerce sites during 1998 and into 1999. Total salaries and hourly wages and bonuses increased $205,000 from 1997 to 1998.

NET INCOME (LOSS). The net income for the year ending December 31, 1998 was $6,529 versus net income of $10,800 in 1997. The 1998 net income reflects the positive results of the Computer Products business offset by investments the Company made in expanding its Internet services business and in launching eStorefronts.

Results  of  operations  -  Quarters ended  March  31,  2000  and  1999

REVENUES:
                                        THREE MONTHS ENDED  THREE MONTHS ENDED
                                        MARCH      MARCH     MARCH    MARCH
                                         1999       2000      1999    2000
                                       --------  ----------  ------  ------
REVENUES:
e-commerce/retail revenues             550,719     924,520    87.3%   77.6%
Strategic Internet services             80,320     266,721    12.7%   22.4%
                                       --------  ----------  ------  ------
TOTAL REVENUE                          631,039   1,191,241   100.0%  100.0%

COST OF REVENUES:
e-commerce/retail costs                467,879     800,259    74.1%   67.2%
Project personnel costs                 69,126     107,228    11.0%    9.0%
                                       --------  ----------  ------  ------
TOTAL COST OF REVENUES                 537,005     907,487    85.1%   76.2%

GROSS PROFIT                            94,034     283,754    14.9%   23.8%

OPERATING EXPENSES:
Sales and marketing                     65,542     108,411    10.4%    9.1%
General and administrative              56,768     115,187     9.0%    9.7%
Stock based compensation                     -           -     0.0%    0.0%
Depreciation                             6,759      11,931     1.1%    1.0%
Amortization                                87      22,389     0.0%    1.9%
                                       --------  ----------  ------  ------

Total operating costs                  129,156     257,918    20.5%   21.7%

OPERATING INCOME                       (35,122)     25,836    -5.6%    2.2%

Interest expense                        (6,069)    (13,495)   -1.0%   -1.1%
Interest income                              -      21,188     0.0%    1.8%
Other income / (expense)                   325          83     0.1%    0.0%
                                       --------  ----------  ------  ------

Income before taxes                    (40,866)     33,612    -6.5%    2.8%

Income taxes provision (benefit)           637      12,212     0.1%    1.0%
                                       --------  ----------  ------  ------

Income before minority interest        (41,503)     21,400    -6.6%    1.8%

Minority interest in (income) / loss    18,241       1,002     2.9%    0.1%
                                       --------  ----------  ------  ------

NET INCOME                             (23,262)     22,402    -3.7%    1.9%
                                       ========  ==========  ======  ======

Overview
--------

     For a description of the Company and the Transactions, refer to the "Overview" section in the Management Discussion and Analysis section relating to the years ended December 31, 1998 and 1999.

     The equity funding raised by the Company in connection with the transactions discussed above will allow the Company to aggressively pursue its Internet and e-commerce growth strategy through expansion of our client base and headcount and increased investment in our engagement methodology, product/solution development and brand awareness. The impact of the transactions on the Company's operations for the quarter ended March 31, 2000 was not significant because they were consummated during March 2000.

     In the first quarter of fiscal 2000, operating margins and profitability improved, despite the goodwill amortization charge of $22,000. However, investments in infrastructure to support the implementation of our business plan will make short-term profitability expansion a challenge during this year of transition.

Basis  and  presentation  of  financial  statements
---------------------------------------------------

     The Company will maintain LCP's December 31 fiscal year end. LogiSoft's fiscal year end was June 30.

     The unaudited combined financial statements for the quarter ended March 31, 1999 include the historical combined financial statements of LCP and eStorefronts, giving effect to the 44% minority interest in eStorefronts. The unaudited consolidated financial statements for the quarter ended March 31, 2000 include the historical combined accounts of LCP and eStorefronts for the period from January 1, 2000 through March 9, 2000 and reflect the issuance of stock for the assets of LogiSoft and the acquisition of the minority interest in eStorefronts on March 10, 2000. Accordingly, net income for the quarter ended March 31, 2000 include 56% of the eStorefronts operations through March 9, 2000 and 100% thereafter. The $5,500,000 in cash and the $720,000 note receivable are recorded as proceeds from the issuance of 18,434,553 shares of LCP on March 10, 2000.

For a general discussion of the Basis and Presentation of the financial statements, refer to the similar section above in the Management Discussion and Analysis covering the years ended December 31, 1999 and 1998.

RESULTS  OF  OPERATIONS

Comparison  of  the  Three  Months  Ended  March  31,  2000  and  March 31, 1999

REVENUES. Revenues increased $560,202 or 89% to $1,191,241 for the quarter ended March 31, 2000 from $631,039 for the quarter ended March 31, 1999. The increase was attributable to substantial increases in both e-commerce/retail sales and strategic Internet services.

Sales of computer products to industrial, health care and educational markets, increased $373,801 or 68% to $924,520 for the quarter ended March 31, 2000 from $550,719 for the quarter ended March 31, 1999. This increase was due to greater penetration of key accounts, including increased purchases of client licenses by a significant customer as a part of that customer's program to achieve licensing compliance with certain software makers. During the quarter ended March 31, 2000, sales to this customer accounted for approximately 15% of total revenues for the period. The customer's licensing compliance program also resulted in increased sales during the last half of 1999 and is expected be completed in fiscal 2000. Historically, computer products sales in the first quarter have been low compared with other quarters.

Revenues from strategic Internet services revenues increased $186,401 or 232% to $266,721 for the quarter ended March 31, 2000 from $80,320 for the quarter ended March 31, 1999. This revenue growth was due to a significant increase in our client base and an increase in headcount. In the quarter ended March 31, 2000, the number of active engagements for sophisticated web site development more than tripled from the prior year period and the average size of these engagements increased. For the quarter ended March 31, 2000, strategic Internet services revenues represented 22% of total revenues, up from 13% in the quarter ended March 31, 1999 and 14% for the year ended December 31, 1999.

Two e-commerce/retail customers each accounted for 12% of total Company revenues in the quarter ended March 31, 1999.

COST OF REVENUES. Cost of revenues increased $370,482 or 69% to $907,487 for the quarter ended March 31, 2000 from $537,005 for the quarter ended March 31, 1999. The dollar increase was attributable to the higher revenues for both e-commerce/retail and strategic Internet services. As a percentage of revenues, cost of revenues decreased from 85% in the quarter ended March 31, 1999 to 76% in the quarter ended March 31, 2000. The decrease in the cost of revenues as a percentage of revenues is attributable to the strategic Internet services business, where higher billing rates, increased utilization and improvements in efficiency and engagement processes positively impacted margins. During the quarter ended March 31, 2000, the gross margin in the strategic Internet services business was 59% versus 14% for the quarter ended March 31, 1999. Margins for the prior year quarter were depressed as a result of the significant investment in developing the Company's proprietary international e-commerce platform, which resulted in reduced average billing rates realized in the strategic Internet services business.

SALES AND MARKETING. Sales and marketing costs increased $42,869 or 65% to $108,411 for the quarter ended March 31, 2000 from $65,542 for the quarter ended March 31, 1999. The dollar increase was attributable to higher numbers of sales and marketing personnel and increased marketing activities to support the growth of our Computer Products and strategic Internet services businesses. As a percentage of revenues, sales and marketing expenses decreased to 9% in the quarter ended March 31, 2000 from 10% in the year earlier period.

GENERAL AND ADMINISTRATIVE. General and administrative costs increased $58,419 or 103% to $115,187 for the quarter ended March 31, 2000 from $56,768 for the quarter ended March 31, 1999. The dollar increase was attributable to increased headcount, higher compensation and spending on infrastructure to support the growth of the business. As a percentage of revenues, general and administrative expenses increased slightly from 9% in the quarter ended March 31, 1999 to 10% in the quarter ended March 31, 2000.

DEPRECIATION. Depreciation expense increased $5,172 in the quarter ended March 31, 2000 to $11,931 as a result of increased purchases of computer and other equipment to support the growth of the strategic Internet services business and facilities. The company invested $21,531 in capital equipment during the quarter ended March 31, 2000 and $3,589 in the quarter ended March 31, 1999.

AMORTIZATION. Amortization expenses increased $22,302 in the quarter ended March 31, 2000 versus the prior year period as a result of the amortization of the goodwill of $1,980,000 recorded for the acquisition of the 44% minority interest in eStorefronts on March 10, 2000.

INTEREST INCOME AND INTEREST EXPENSE. Interest expense increased from $6,069 for the quarter ended March 31, 1999 to $13,495 for the quarter ended March 31, 2000. This increase was due to higher average outstanding balances on our line-of-credit during the March 2000 quarter as a result of increased investments and the growth of the business. During the quarter ended March 31, 2000, the Company recorded $21,188 in interest income. Investment balances at March 31, 2000 relate to the proceeds of $5,500,000 received as a result of the Transactions.

PROVISION FOR INCOME TAXES. For the quarters ended March 31, 2000 and 1999, net tax provisions were recorded of $12,212 and $637, respectively. The tax charges in Income tax expense represents combined federal and state income taxes. In 1999, we recorded a net tax provision despite the financial statement loss due to non-deductible permanent differences and valuation allowances recorded on deferred tax assets. Our effective tax rate for the quarter ended March 31, 2000 was 36%. Our effective tax rate may vary from period to period based on the Company's future expansion into areas with varying income tax rates and deductibility of certain costs and expenses by jurisdiction.

MINORITY INTEREST. As noted previously, the LCP shareholders owned 56% of eStorefronts common stock prior to the mergers. Accordingly, the combined financial statements reflect the minority interest's portion of the operating losses of eStorefronts for the quarters ended March 31, 2000 and 1999, $1,002 and $18,241, respectively.

NET  LOSS.  The  Company  recorded  net  income of $22,402 for the quarter ended
March 31, 2000 versus a net loss of $23,262 for the quarter ended March 31, 1999. The improved results reflect the strong performance of the strategic Internet services business, for which gross margins grew from 14% to 59% and lower net financing costs, offset by lower profitability in the Computer Products division and amortization expenses of $22,000 (non-cash) related to the eStorefronts goodwill. Lower net income in 1999 reflects the investments the Company had undertaken in developing its proprietary international e-commerce platform and in growing its strategic Internet services business.

LIQUIDITY  AND  CAPITAL  RESOURCES

On March 10, 2000, LCP completed a reverse triangular merger with LogiSoft, which for accounting purposes was treated as an issuance of shares by LCP to shareholders of LogiSoft for $5.5 million in cash and a promissory note of $720,000.

The Company may borrow up to $400,000 under the terms of an annually renewable working capital line-of-credit agreement. Amounts borrowed bear interest at the prime rate plus 1% (9.75% at March 2000), are collateralized by all of the assets of the Company and are guaranteed by certain of the Company's shareholders. At March 31, 2000, borrowings under the line-of-credit agreement totaled $400,000, up from $350,000 at December 1999. The line of credit was repaid in April 2000.

The Company also has a mortgage payable to a bank on its office facility in Rochester, NY that houses its Computer Products division and certain administrative functions. The amount outstanding on this mortgage was $195,658 at March 31, 2000. This mortgage requires annual payments of $21,000 through October 2015.

The Company invests predominantly in instruments that are highly liquid, investment grade, and have maturities of less than one year, with the intent to make such funds readily available for operating purposes. At March 31, 2000, the Company had $5,040,519 million in cash and cash equivalents including $3,500,000 that was invested in certificates of deposit with a 90 day term, at a 6% rate. The remainder of the Company's cash and cash equivalents was held in available funds as discussed above.

In the quarter ended March 31, 2000, the Company used $485,128 in cash in its operations, primarily due to the payment of accounts payable and accrued expenses, offset by positive operating results. The reduction of trade creditors and accrued expenses was financed principally by the proceeds from the Transactions. As noted above, the Company repaid its line of credit of $400,000 in April 2000.

Historically, accounts receivable balances are high at quarter ends due to customer ordering patterns for computer products. Customer payment terms range from net 30 days to net 180 days, for certain of the Company's large municipal and health care computer products customers. For strategic Internet services projects, a 25% to 50% customer deposit is generally required prior to commencing work and subsequent billings are made as pre-established milestones are completed. Billings for strategic Internet services projects are generally due upon presentation of invoices.

At March 31, 2000, the Company had outstanding capital expenditure commitments totaling approximately $115,000. These capital expenditure commitments relate primarily to the expansion of our Rochester facilities and additional equipment required for planned additions to the Company's staff.

In March 2000, the Company signed a lease for 8,500 square feet of additional office space in Rochester, NY related to the expansion of our headquarters and strategic Internet services staffs. The lease commences in May 2000 and runs for 66 months. The Company paid a $28,684 deposit for this lease. This amount is recorded in Other Assets. Monthly payments under this lease increase from $12,000 initially to $14,000 after two years.

The Company believes its available cash resources and credit facilities will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. However, the Company may need to raise additional funding sooner in order to support its growth, develop new or enhance existing products and services, respond to competitive pressures, acquire complementary businesses or take advantage of unanticipated opportunities. Certain investors who purchased shares of LogiSoft, prior to the Transactions, through the exercise of existing Class B warrants, received warrants to purchase an additional 2.75 million shares of the Company's stock exercisable through December 7, 2000 at $1.75 per share. If all of these warrants and other existing warrants were exercised, the Company would receive proceeds of approximately $6.2 million.

Year  2000  risk
----------------

     Prior to December 31, 1999, many installed computer systems and software products were coded to accept only two-digit entries to identify a year in the date code field. Consequently, as of January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between 20th century dates and 21st century dates. Accordingly, many companies, including LogiSoft and LogiSoft's customers, potential customers, vendors and strategic partners, have upgraded their systems to comply with applicable "Year 2000" requirements.

     Because LogiSoft and its clients are dependent, to a very substantial degree, upon the proper functioning of its and their computer systems, a failure of its or their systems to correctly recognize dates beyond December 31, 1999 could materially disrupt operations, which could materially and adversely affect LogiSoft's business, results of operations and financial condition. Additionally, LogiSoft's failure to provide Year 2000 compliant products and services to our clients could result in financial loss, reputation harm and legal liability.

In 1998 and 1999, LogiSoft completed a review of its information technology systems, hardware and software, and its non-information technology systems, and took action to remediate systems, where necessary. LogiSoft believes it has identified its mission critical systems. LogiSoft has obtained confirmations from the providers of these systems that they are Year 2000 compliant and has conducted internal tests of such systems as part of its Year 2000 efforts. LogiSoft has confirmed Year 2000 compliance of all material existing LogiSoft systems supplied by third party providers and continues to test new products. LogiSoft has obtained written certification regarding the critical hardware and software systems used to assemble client solutions or to support LogiSoft's internal electronic infrastructure. LogiSoft has also obtained written certification regarding facilities items and other non-standard applications and systems.

LogiSoft has not examined third party readiness. LogiSoft has not researched and is not researching its clients' readiness, except to the extent clients request LogiSoft to examine solutions delivered by LogiSoft.

Prior to December 31, 1999, LogiSoft completed contingency plans for critical individual information technology systems and non-information technology systems for implementation. LogiSoft has not to date experienced any material adverse effects of its systems. Furthermore, management believes that the Year 2000 risk will not pose significant future operational problems for LogiSoft's computer systems.

However, there is no guarantee that LogiSoft's Year 2000 program, including consulting with third parties, will avoid any future material adverse effects on LogiSoft's operations, customer relations or financial condition. LogiSoft's total cost of its year 2000 readiness program was not significant.

There  is  no  guarantee  that  additional  costs  will  not  be  incurred.

RISK  FACTORS

     LogiSoft stockholders may be exposed to risks inherent in our business. The value of such an investment may increase or decline and could result in a loss. Prospective investors should carefully consider the following factors as well as other information contained in this filing on Form 8-K before deciding to invest in LogiSoft Common Stock.

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in any forward-looking statements made by or on behalf of us, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause our actual results to differ materially from those projected in our forward-looking statements.

Our  limited  operating  history  in  strategic Internet services and e-commerce
--------------------------------------------------------------------------------
makes  it  difficult  to  evaluate  our  business.
--------------------------------------------------

     Despite the fact that LCP was founded in 1989, the Company has a limited operating history as a provider of strategic Internet services and in e-commerce, its primary areas of investment and expected growth. As a result, we have a limited operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating in the new and rapidly evolving strategic Internet services market. These risks and uncertainties include the following:

- our business model and strategy have evolved and are continually being reviewed;
- we may not be able to successfully implement our business model and strategy;
-     our  management  has  not  worked  together  for  very  long;  and
- uncertainties regarding the Internet, such as taxation of e-commerce, shifts in technology and significant competition.

     Our business is growing quickly, particularly subsequent to the receipt of capital in connection with the Transactions (see related discussion in Items 1 and 2 above). This growth currently relates primarily to increased investment in infrastructure and management resources needed to expand the business, which is substantially increasing our cost structure. This rapid growth has stretched, and could continue to stretch, our resources. We expect that we will need to continue to hire and retain management personnel and other employees. In fact, a significant number of employees and several of our executive officers have joined us recently and our management has limited experience managing a public company.

     In order to manage our growth effectively, we must establish offices in new geographic locations, set fixed-price fees accurately, maintain high employee utilization rates, maintain project quality and successfully negotiate rates, particularly if the average size of our projects continues to increase.

     Our performance may depend on the effective integration of acquired businesses and new offices. This integration, even if successful, may be expensive and time consuming and could strain our resources.

     We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in LogiSoft will decline.

Potential  fluctuations  in  our  quarterly  results  make financial forecasting
--------------------------------------------------------------------------------
difficult  and  could  affect  our  common  stock  trading  price.
------------------------------------------------------------------

     Our financial results may fluctuate from quarter to quarter. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including

-     the  number,  size,  timing  and  scope  of  our  projects;
-     customer  concentration;
-     long  and  unpredictable  sales  cycles;
-     contract  terms  of  projects;
-     degrees  of  completion  of  projects;
-     project  delays  or  cancellations;
-     competition  for  and  utilization  of  employees;
-     how  well  we  estimate  the  resources  we  need  to  complete  projects;
-     the  integration  of  acquired  businesses;
-     pricing  changes  in  the  industry;  and
- variability in market demand for the Internet and information technology consulting.

     A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

     We have generally realized lower revenue in the first quarter of the year than in other quarters and higher revenue in the second quarter. We believe that this has been due primarily to client budget cycles, particularly with regard to our clients for computer hardware and software products in the educational market, and the short-term nature of our contracts.

We  have  an  accumulated  deficit and expect to incur further losses this year.
--------------------------------------------------------------------------------

     We incurred a substantial loss in 1999 and as of March 31, 2000, we had an accumulated deficit of approximately $357,700. Despite the fact that the 1999 loss includes the effect of $334,000 in special costs and non-cash compensation charge of $150,000 ($84,000 after minority interest) and the fact that we were profitable in the first quarter of fiscal 2000, investments in staff and infrastructure to support the implementation of our business plan will make short-term profitability a challenge during this year of transition. Additionally, our revenue composition has changed substantially from inception, and we expect further change as our business develops. Historically, a substantial majority of our revenue was derived from sales of hardware and software to corporations and educational and government customers. To succeed, we must take advantage of our existing relationships to substantially increase our revenue derived from web development, comprehensive strategic Internet services and e-commerce. To facilitate this increase in revenues, we intend to invest heavily in acquisitions, infrastructure, development and marketing. As a result, we may not be able to achieve or sustain profitability. If we fail to achieve or sustain profitability, the trading price of our common stock would likely decline.

Our  growth  is  dependent  on  the  successful  completion  of  acquisitions.
------------------------------------------------------------------------------

     We anticipate that a portion of our future growth will be accomplished through acquisitions. The success of this plan depends upon our ability to:

-     identify  suitable  acquisition  opportunities;
- effectively integrate acquired personnel, operations, products and technologies into our organization;
-     retain  and  motivate  the  personnel  of  acquired  businesses;
-     retain  customers  of  acquired  businesses;  and
-     obtain  necessary  financing  on  acceptable  terms.

     Additionally, in pursuing acquisition opportunities we may compete with other companies with similar growth strategies, many of which are larger than we are and have greater financial and other resources than we do. Competition for acquisition targets could also result in increased prices for acquisition targets and a diminished pool of companies available for acquisition.

The  partnerships  we  have  developed  may not be as synergystic as anticipated
--------------------------------------------------------------------------------

     Leadership in the e-business architecture space requires successful companies to develop strong partnerships with companies that offer complimentary capabilities. Select partnerships may not deliver the results anticipated and may hinder LogiSoft's ability to create timely solutions for existing clients.

Our  fixed-fee  contracts  involve  financial  risk.
----------------------------------------------------

     Most of our existing strategic Internet services contracts are on a fixed-fee basis, rather than a time and materials basis. We assume greater financial risk on fixed-fee contracts than on time-and-materials engagements. We have a limited history in estimating our costs for our fixed-fee engagements. If we fail to estimate costs on fixed-fee contracts accurately or encounter unexpected problems, our financial performance will be adversely effected. To reduce this financial risk, we are continuously refining our estimating methods and we are attempting to price most new contracts on a time-and-materials basis through extended requirements gathering processes. We try to price any fixed-fee contracts on a four-phase basis-specifications and requirements, creative, technical implementation and quality assurance & testing. Each phase is priced separately, immediately prior to its commencement. From time to time, we have had to commit unanticipated resources to complete some of our projects, resulting in lower gross margins. Despite improved margins in the first quarter of fiscal 2000, we may experience similar situations in the future.

We  may  not  be  able  to hire and retain highly skilled employees, which could
--------------------------------------------------------------------------------
affect  our  ability  to  compete  effectively.
-----------------------------------------------

     Our ability to generate revenues is dependent upon the number and expertise of the personnel we employ. To succeed, we must hire, train, motivate, retain and manage employees who are highly skilled in the Internet and its rapidly changing technology. Because of the recent and rapid growth of the Internet, individuals who have Internet expertise and can perform the services we offer are scarce. Competition for these individuals, therefore, is intense. We might not be able to hire enough of them or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified employees in the Internet industry is intense, hiring, training, motivating, retaining and managing employees with the strategic, technical and creative skills we need is both time-consuming and expensive. High turnover resulting in additional training expense would decrease our profitability.

We  depend  on  our  key  management  personnel  for  our  future  success.
---------------------------------------------------------------------------

     Our success depends largely on the skills of our key management and technical personnel. The loss of one or more of our key management or technical personnel may materially and adversely affect our business and results of operations. Currently, our key management including Robert Lamy, President, William Lamy, Director of Technology, Robert Ballard, President of the Computer Products division, Scott Fox, Vice President Marketing and John Van Heel, Chief Financial Officer. We do not maintain key man insurance for any of our employees at this point. However, we intend on obtaining this insurance for officers and several other critical positions. We cannot guarantee that we will be able to replace any of these individuals in the event their services become unavailable.

The  loss  of  one  or  more  of  our  major  customers could harm our business.
--------------------------------------------------------------------------------

     The loss of one or more of our major customers, the failure to attract new customers on a timely basis, or a reduction in revenue associated with existing or proposed customers would harm our business and prospects. Rochester General Hospital (Via Health) comprised approximately 20% of our revenue for the twelve months ended December 31, 1999. This and other clients may account for a large portion of our revenue in the future.

We generally do not have long-term contracts and need to establish relationships
--------------------------------------------------------------------------------
with  new  clients.
-------------------

     Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed or may unilaterally reduce the scope of, or terminate, existing projects. To become profitable, we need to establish and develop relationships with more companies and other corporate users of information technology. The absence of long-term contracts and the need for new clients create an uncertain revenue stream, which could negatively affect our financial condition.

Failure  to  raise  necessary  capital  could  restrict  our  growth,  limit our
--------------------------------------------------------------------------------
development  of  new  products  and  services and hinder our ability to compete.
--------------------------------------------------------------------------------

     Although the Company believes its available cash resources and credit facilities will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months, we may need to raise additional funding sooner in order to support growth, develop new or enhance existing products and services, respond to competitive pressures, acquire complementary businesses or take advantage of unanticipated opportunities. Failure to raise these funds may:

-     restrict  our  growth;
-     limit  our  development  of  new  products  and  services;  and
-     hinder  our  ability  to  compete.

     Any of these consequences would have a material adverse effect on our business, results of operations and financial condition.

We  may  be  liable  for  defects  or  errors  in  the  solutions  we  develop.
--------------------------------------------------------------------------------

     Many of the solutions we develop are critical to the operations of our clients' businesses. Any defects or errors in these solutions could result in:

-     delayed  or  lost  client  revenues;
-     adverse  customer  reaction  toward  LogiSoft;
-     negative  publicity;
-     additional  expenditures  to  correct  the  problem;  and
-     claims  against  us.

If we fail to meet our clients' expectations, we could damage our reputation and
--------------------------------------------------------------------------------
have  difficulty  attracting  new  business.
--------------------------------------------

     Many of our projects are complex and critical to our clients. As a result, if we fail or are unable to meet a client's expectations, we could damage our reputation. This could adversely affect our ability to attract new business from that client or others. If we fail to perform adequately on a project, a client could sue us for economic damages.

We  depend  on  intellectual  property,  which may be difficult to protect. This
--------------------------------------------------------------------------------
could  affect  our  ability  to  compete  effectively.
------------------------------------------------------

     Our success depends, in part, upon our intellectual property rights. We do not have any patents or patent applications pending and we have not trademarked any of our names, logo's or other intellectual property but intend to do so. Because existing trade secret and copyright laws afford us only limited protection, third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may not be able to license those technologies on reasonable terms, or at all.

     Generally, we develop software applications and Internet solutions involving web site design and programming for specific client engagements. We generally retain ownership of all source code, intermediate files created while producing final images, host-resident applications that may be used within a client's site to perform vital functions and other key aspects of Internet solutions. However, issues relating to ownership of and rights to use software applications and frameworks can be complicated. Accordingly, we may become involved in disputes that affect our ability to resell or reuse these applications and frameworks and we may be compelled to pay economic damages in these disputes.

The  developing  market  for  strategic  Internet  services  and  the  level  of
--------------------------------------------------------------------------------
acceptance  of  the  Internet  as  a  business  medium will affect our business.
--------------------------------------------------------------------------------

     The market for strategic Internet services is relatively new and is evolving rapidly. Our future growth is dependent upon our ability to provide strategic Internet services that are accepted by our existing and future clients as an integral part of their business model. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including:

- the growth in consumer access to and acceptance of new interactive technologies such as the Internet;
-     companies  adopting  Internet-based  business  models;  and
- the development of technologies that facilitate two-way communication between companies and targeted audiences.

     Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies.

     Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. These predictions should not be relied upon. If the market for strategic Internet services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will not succeed and the value of your investment in our common stock will decline.

We  may  not  be able to keep up with the continuous technological change in our
--------------------------------------------------------------------------------
market,  which  could  harm  our  business.
-------------------------------------------

     Our success will depend, in part, on our ability to respond to technological advances. We may not be successful in responding quickly, cost-effectively and sufficiently to these developments. Many of our competitors are larger than us and have significantly more financial resources to invest in advances in technology, products, engagement methodology and other areas central to the strategic Internet services. We will not be able to compete effectively if we are unable, for technical, financial or other reasons, to adapt in a timely manner in response to technological advances. In addition, employee time allocated to responding to technological advances will not be available for client engagements.

We  operate  in  a  highly  competitive market with low barriers to entry, which
--------------------------------------------------------------------------------
could  limit  our  market  share  and  harm  our  financial  performance.
-------------------------------------------------------------------------

     While the market for strategic Internet services is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. In addition, there are relatively low barriers to entry into our business. We have no patents that would preclude or inhibit competitors from entering the strategic Internet services market. We believe that due to the low cost of entering our markets, competition will intensify and increase in the future. This intense competition may limit our ability to become profitable or result in the loss of market share. As a result, our competitors may be better positioned to address developments in the industry or may react more effectively to industry changes, which could adversely affect our business.

Our  software  and  hardware  business  is  largely dependent upon retaining our
--------------------------------------------------------------------------------
manufacturer  authorizations  that  allow  us  to  sell  software to educational
--------------------------------------------------------------------------------
facilities  at  discounted  pricing.
------------------------------------

     Since 1991, we have been accumulating authorizations from key software manufacturers that allow us to sell products to educational facilities at deep discounts. If we were to lose any of these authorizations, our ability to sell computer products to educational customers could be adversely impacted, which could have a similar impact on our sales, profitability and ability to expand within this business line.

Our  business  is  subject  to  U.S.  and  foreign  government regulation of the
--------------------------------------------------------------------------------
Internet.
---------

     State, local and federal governments in the U.S. and local and national governments in the European Union have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how they will affect our business. This new legislation may indirectly affect us through its impact on our clients and potential clients. In addition, U. S. and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition.

You  may  encounter  volatility  in  the  market  price  for  our  Common Stock.
--------------------------------------------------------------------------------

     The trading price of our Common Stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to factors such as the following:

-     actual  or  anticipated  variations  in  quarterly  results of operations;
-     the  addition  or  loss  of  affiliates  or  providers;
-     our  ability  to  hire  and  retain  employees;
-     additions  or  departures  of  key  personnel;
- announcements of technological innovations, new products or services by us or our competitors;
-     changes  in financial estimates or recommendations by securities analysts;
-     conditions  or  trends  in  the  Internet  and online commerce industries;
- changes in the market valuations of other Internet or online service companies;
- our announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
-     sales  of  our  Common  Stock;
-     general  market  conditions;  and
-     other  events  or  factors,  many  of  which  are  beyond  our  control.

     In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

     Further, the existing market for our Common Stock has been characterized by low volumes and may not be sustained. In such circumstances, it may be difficult for shareholders to sell shares of our Common Stock at a price that is attractive. Also, if the market price of our Common Stock significantly decreases, one or more of our investors may file a claim against us for a refund of their investment or for other damages. These types of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business, results of operations and financial condition.

ITEM  3.   BANKRUPTCY  OR  RECEIVERSHIP

Not  applicable.

ITEM  4.   CHANGES  IN  REGISTRANT'S  CERTIFYING  ACCOUNTANT

In May of 2000 we engaged Bonadio & Co., LLP as our independent public accountants to prepare audited financials. Our prior management had most recently used a public accounting firm located in Tulsa, OK to perform the audit. Subsequent to the Transactions, management desired to have accounting services provided by a firm that has a local presence in Rochester, N.Y., the location of our headquarters and our primary operations. Therefore, we engaged Bonadio & Co., LLP. On May 15, 2000, LogiSoft filed its notice of change of accountants on Form 8-K.

ITEM  5.   OTHER  EVENTS

Not  applicable.

ITEM  6.   RESIGNATIONS  OF  DIRECTORS  AND  EXECUTIVE  OFFICERS

      Effective March 9, 2000 LogiSoft accepted the resignations of W. Leo Morris, C. Bundren, R. Garner and J. Sams from the board of directors in connection with the Transactions. Effective March 10, 2000, R. Lamy, S. Fox, G. Devine and A. Kleinmaier were named as directors of the Company and Mr. Holt resigned. Mr. Kleinmaier resigned as a director on April 27, 2000 and that director position is currently unfilled.

ITEM  7.   FINANCIAL  STATEMENTS  AND  EXHIBITS

     Audited financial statements of LCP and eStorefronts for the years ended December 31, 1999 and 1998 (combined) and unaudited financial statements for the quarter ended March 31, 1999 (combined) and for the Company for the quarter ended March 31, 2000 (consolidated) are filed herewith along with Proforma financial statements showing the impact of the Transactions as if they had occurred on January 1, 1999.

INDEX  TO  FINANCIAL  STATEMENTS
Report  of  Independent  Accountants. . . . . . . . . . . . . . . . . .  F-1
Combined  and  Consolidated  Balance  Sheets  at  December  31,  1999,
  1998  (audited)  and  at  March  31,  2000  and  1999  (unaudited)  .  F-2
Combined  and  Consolidated  Statements  of  Income  and  Operations
  for  the  years  ended  December  31,  1999  and  1998  (audited)
  and  the  quarters  ended  March  31,  2000  and  1999  (unaudited) .  F-3
Combined  and  Consolidated  Statements  of  Changes  in  Stockholders'
  Equity for the years ended December 31, 1999 and 1998 (audited)
  and  the  quarter  ended  March  31,  2000  (unaudited) . . . . . . .  F-4
Combined  and  Consolidated  Statements of Cash Flows for the years ended  December  31,  1999  and  1998  (audited) and the quarters ended  March  31,  2000  and  1999  (unaudited) . . . . . . . . . . .  F-5
Notes to Combined and Consolidated Financial Statements . . . . . . . .  F-6

                        LOGISOFT COMPUTER PRODUCTS CORP.
                             ESTOREFRONTS.NET CORP.

                       COMBINED FINANCIAL STATEMENTS AS OF
                       -----------------------------------
                           DECEMBER 31, 1999 AND 1998
                           --------------------------
                                  TOGETHER WITH
                                  -------------
                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------
                                       AND
                                       ---
        UNAUDITED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS AS OF
        --------------------------------------------------------------
                             MARCH 31, 2000 AND 1999
                             -----------------------

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

                                                                    May 18, 2000

To  the  Stockholders  of

     LogiSoft  Computer  Products  Corp.  and  eStorefronts.net  Corp.:


We have audited the accompanying combined balance sheets of LogiSoft Computer Products Corp. and eStorefronts.net Corp. (New York corporations) as of December 31, 1999 and 1998, and the related combined statements of income and operations and changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of LogiSoft Computer Products Corp. and eStorefronts.net Corp. as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/  Bonadio  &  Co., LLP
Rochester,  NY

                        LOGISOFT COMPUTER PRODUCTS CORP.
                        --------------------------------
                             ESTOREFRONTS.NET CORP.
                             ----------------------
                    COMBINED AND CONSOLIDATED BALANCE SHEETS
                    ----------------------------------------


                                                      December 31,        March 31,
                                              -------------------------
                                                  1998          1999        2000
                                              -------------  ----------  ----------
                                                                        (unaudited)
                       ASSETS
                       ------
CURRENT ASSETS:
  Cash and equivalents                        $     105,808  $   59,550  $5,040,519
  Accounts receivable                               245,147   1,003,495     988,958
  Note receivable                                         -           -     720,000
  Due from officer                                    9,751       6,909           -
  Unbilled revenues                                       -      12,000      20,000
  Inventory                                           6,174       6,542       9,858
  Prepaid expenses and other current assets           1,924       4,884      13,474
  Deferred tax asset                                  1,318      37,640      37,640
                                              -------------  ----------  ----------

      Total current assets                          370,122   1,131,020   6,830,449
                                              -------------  ----------  ----------

PROPERTY AND EQUIPMENT, net                         328,652     367,041     376,641
                                              -------------  ----------  ----------

OTHER ASSETS:
  Intangible assets, net                              6,181      11,424   1,969,035
  Other assets                                            -           -      28,684
                                              -------------  ----------  ----------

                                                      6,181      11,424   1,997,719
                                              -------------  ----------  ----------

                                                   $704,955  $1,509,485  $9,204,809
                                              =============  ==========  ==========


                                                               December 31,        March 31,
                                                     ---------------------------
                                                          1998          1999         2000
                                                     --------------  -----------  -----------
                                                                                  (unaudited)
                           LIABILITIES AND STOCKHOLDERS' EQUITY
                           ------------------------------------

CURRENT LIABILITIES:
    Line-of-credit                                   $      20,000   $  350,000   $  400,000
    Current portion of long-term debt                        8,853        9,428        8,400
    Note payable - officer                                       -       12,000            -
    Accounts payable                                       321,341      628,000      399,558
    Accrued expenses and other current liabilities          15,661      389,529      159,915
    Advanced billings                                        2,100       14,800       23,900
                                                     --------------  -----------  -----------


        Total current liabilities                          367,955    1,403,757      991,773

  LONG-TERM DEBT, net of current portion                   214,184      199,736      197,167

  DEFERRED TAX LIABILITY                                    11,164       19,354       27,831
                                                     --------------  -----------  -----------

        Total liabilities                                  593,303    1,622,847    1,216,771
                                                     --------------  -----------  -----------

  MINORITY INTEREST                                         25,328        1,002            -
                                                     --------------  -----------  -----------

  STOCKHOLDERS' EQUITY:
    Preferred stock, $2.75 par value, 2,000,000
      shares authorized, no shares issued                        -            -            -
    Common stock, $.0001 par value, 60,000,000
      shares authorized, 11,651,250, 12,000,000
      and 30,434,553 (unaudited) shares issued
      and outstanding, respectively                          1,165        1,200        3,044
    Additional paid-in capital                              99,585      264,550    8,342,706
    Retained earnings                                       10,902     (379,112)    (357,712)
                                                     --------------  -----------  -----------

                                                           111,652     (113,362)   7,988,038
    Less:  Minority interest                               (25,328)      (1,002)           -
                                                     --------------  -----------  -----------

        Total stockholders' equity                          86,324     (114,364)   7,988,038
                                                     --------------  -----------  -----------

                                                     $     704,955   $1,509,485   $9,204,809
                                                     ==============  ===========  ===========

        The accompanying notes are an integral part of these statements.

                        LOGISOFT COMPUTER PRODUCTS CORP.
                        --------------------------------
                             ESTOREFRONTS.NET CORP.
                             ----------------------
          COMBINED AND CONSOLIDATED STATEMENTS OF INCOME AND OPERATIONS
          -------------------------------------------------------------


                                               Year ended December 31,   Quarter ended March 31,
                                               ------------------------  -----------------------
                                                   1998        1999        1999        2000
                                               -----------  -----------  ---------  ------------
                                                                              (unaudited)
REVENUE:
  E-commerce/retail                            $2,671,593   $3,668,069   $550,719   $  924,520
  Strategic internet services                     216,776      614,098     80,320      266,721
                                               -----------  -----------  ---------  -----------

    Total revenue                               2,888,369    4,282,167    631,039    1,191,241
                                               -----------  -----------  ---------  -----------

COST OF REVENUE:
  E-commerce/retail                             2,292,412    3,195,703    467,879      800,259
  Strategic internet services                     169,119      332,967     69,126      107,228
                                               -----------  -----------  ---------  -----------

    Total cost of revenue                       2,461,531    3,528,670    537,005      907,487
                                               -----------  -----------  ---------  -----------

      Gross profit                                426,838      753,497     94,034      283,754
                                               -----------  -----------  ---------  -----------

OPERATING EXPENSES:
    Sales and marketing                           188,425      306,237     65,542      108,411
    General and administrative                    213,002      623,876     56,768      115,187
    Stock based compensation                            -      150,000          -            -
    Depreciation                                   18,811       22,657      6,759       11,931
    Amortization                                      342          757         87       22,389
                                               -----------  -----------  ---------  -----------

      Total operating expenses                    420,580    1,103,527    129,156      257,918
                                               -----------  -----------  ---------  -----------

      Income (loss) from operations                 6,258     (350,030)   (35,122)      25,836
                                               -----------  -----------  ---------  -----------

OTHER INCOME (EXPENSE):
  Interest expense                                (17,481)     (34,030)    (6,069)     (13,495)
  Interest income                                       -            -          -       21,188
  Other                                             5,901           35        325           83
                                               -----------  -----------  ---------  -----------

                                                  (11,580)     (33,995)    (5,744)       7,776
                                               -----------  -----------  ---------  -----------

      Income (loss) before income taxes
        and minority interest                      (5,322)    (384,025)   (40,866)      33,612

INCOME TAXES                                       (6,821)      (5,989)      (637)     (12,212)
                                               -----------  -----------  ---------  -----------

      Income (loss) before minority interest      (12,143)    (390,014)   (41,503)      21,400


MINORITY INTEREST                                  18,672       96,926     18,241        1,002
                                               -----------  -----------  ---------  -----------

NET INCOME (LOSS)                              $    6,529   $ (293,088)  $(23,262)  $   22,402
                                               ===========  ===========  =========  ===========

NET INCOME (LOSS)
  PER COMMON SHARE:
    BASIC AND DILUTED                          $        -   $    (0.03)  $      -   $        -
                                               ===========  ===========  =========  ===========

        The accompanying notes are an integral part of these statements.

                                         LOGISOFT COMPUTER PRODUCTS CORP.
                                         --------------------------------
                                              ESTOREFRONTS.NET CORP.
                                              ----------------------
                      COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      -----------------------------------------------------------------------


                                                                          LogiSoft Computer Products Corp.
                                                             --------------------------------------------------------
                                                                 Common Stock          Paid-in            Retained
                                                               Shares    Amount    Capital     Earnings      Total
                                                             ----------  ------  -----------  ----------  -----------
BALANCE, December 31, 1997                                    7,500,000  $  750  $        -   $  23,045   $   23,795

  Issuance of founders shares (November, 1998)                        -       -           -           -            -

  Sale of shares (December, 1998)                                     -       -           -           -            -

  Minority interest in sale of shares                                 -       -           -           -            -

  Net income (loss)                                                   -       -           -      30,293       30,293
                                                             ----------  ------  -----------  ----------  -----------

BALANCE, December 31, 1998                                    7,500,000     750           -      53,338       54,088

  Sale of shares (January, 1999)                                      -       -           -           -            -

  Issuance of shares for services                                     -       -           -           -            -

  Minority interest in issuance of shares                             -       -           -           -            -

  Net loss                                                            -       -           -    (169,727)    (169,727)
                                                             ----------  ------  -----------  ----------  -----------

BALANCE, December 31, 1999                                    7,500,000     750           -    (116,389)    (115,639)

  Issuance of shares in merger (unaudited)                   18,434,553   1,844   6,218,156           -    6,220,000

  Stock issuance costs (unaudited)                                    -       -    (120,000)          -     (120,000)

  Acquisition of eStorefronts minority interest (unaudited)           -       -           -           -            -

  Net income (loss) (unaudited)                                       -       -           -      56,200       56,200
                                                             ----------  ------  -----------  ----------  -----------

BALANCE, March 31, 2000 (unaudited)                          25,934,553  $2,594  $6,098,156   $ (60,189)  $6,040,561
                                                             ==========  ======  ===========  ==========  ===========

                                                                                    eStorefronts.net Corp.
                                                             -----------------------------------------------------------------
                                                                Common Stock       Paid-in     Retained  Minority
                                                              Shares    Amount    Capital     Earnings   Interest      Total
                                                             ---------  ------  -----------  ----------  ---------  -----------
BALANCE, December 31, 1997                                         -     $  -  $        -   $       -   $      -   $        -

  Issuance of founders shares (November, 1998)                3,926,250   393        (393)          -          -            -

  Sale of shares (December, 1998)                             225,000      22      99,978           -          -      100,000

  Minority interest in sale of shares                              -        -           -           -    (44,000)     (44,000)

  Net income (loss)                                                -        -           -     (42,436)    18,672      (23,764)
                                                             ---------  ------  -----------  ----------  ---------  -----------

BALANCE, December 31, 1998                                 4,151,250      415      99,585     (42,436)   (25,328)      32,236

  Sale of shares (January, 1999)                              11,250        1      14,999           -          -       15,000

  Issuance of shares for services                            337,500       34     149,966           -          -      150,000

  Minority interest in issuance of shares                          -        -           -           -    (72,600)     (72,600)

  Net loss                                                         -        -           -    (220,287)    96,926     (123,361)
                                                             ---------  ------  -----------  ----------  ---------  -----------

BALANCE, December 31, 1999                                   4,500,000    450     264,550    (262,723)    (1,002)       1,275

  Issuance of shares in merger (unaudited)                         -        -           -           -          -            -

  Stock issuance costs (unaudited)                                 -        -           -           -          -            -

  Acquisition of eStorefronts minority interest (unaudited)        -        -   1,980,000           -          -    1,980,000

  Net income (loss) (unaudited)                                    -        -           -     (34,800)     1,002      (33,798)
                                                             ---------  ------  -----------  ----------  ---------  -----------

BALANCE, March 31, 2000 (unaudited)                          4,500,000  $ 450  $2,244,550   $(297,523)  $      -   $1,947,477
                                                             =========  ======  ===========  ==========  =========  ===========

                                                                                         Combined/Consolidated
                                                        ---------------------------------------------------------------------------
                                                           Common Stock   Paid-in     Retained    Minority
                                                            Shares        Amount      Capital    Earnings     Interest     Total
                                                        -------------  -----------  ----------  ----------  -----------  ----------
BALANCE, December 31, 1997                              7,500,000   $         750  $        -   $  23,045   $       -   $   23,795

  Issuance of founders shares (November, 1998)          3,926,250             393        (393)          -           -            -

  Sale of shares (December, 1998)                         225,000              22      99,978           -           -      100,000

  Minority interest in sale of shares                           -               -           -           -     (44,000)     (44,000)

  Net income (loss)                                             -               -           -     (12,143)     18,672        6,529
                                                        ----------  -------------  -----------  ----------  ----------  -----------

BALANCE, December 31, 1998                             11,651,250          1,165      99,585      10,902     (25,328)      86,324

  Sale of shares (January, 1999)                           11,250              1      14,999           -           -       15,000

  Issuance of shares for services                         337,500             34     149,966           -           -      150,000

  Minority interest in issuance of shares                       -              -           -           -     (72,600)     (72,600)

  Net loss                                                      -              -           -    (390,014)     96,926     (293,088)
                                                        ----------  -------------  -----------  ----------  ----------  -----------

BALANCE, December 31, 1999                             12,000,000          1,200     264,550    (379,112)     (1,002)    (114,364)

  Issuance of shares in merger (unaudited)             18,434,553          1,844   6,218,156           -           -    6,220,000

  Stock issuance costs (unaudited)                              -              -    (120,000)          -           -     (120,000)

  Acquisition of eStorefronts minority interest (unaudited)     -              -   1,980,000           -           -    1,980,000

  Net income (loss) (unaudited)                                 -              -           -      21,400       1,002       22,402
                                                        ----------  -------------  -----------  ----------  ----------  -----------

BALANCE, March 31, 2000 (unaudited)                    30,434,553  $       3,044  $8,342,706   $(357,712)  $       -   $7,988,038
                                                        ==========  =============  ===========  ==========  ==========  ===========

                The accompanying notes are an integral part of these statements.

                                 LOGISOFT COMPUTER PRODUCTS CORP.
                                 --------------------------------
                                      ESTOREFRONTS.NET CORP.
                                      ----------------------
                        COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                        --------------------------------------------------


                                                    Year ended December 31,   Quarter ended March 31,
                                                    ------------------------  -----------------------
                                                         1998        1999       1999        2000
                                                    ------------  ----------  ---------  ------------
                                                                                   (unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income (loss)                                 $     6,529   $(293,088)  $(23,262)  $   22,402
  Adjustments to reconcile net income (loss) to
    net cash flow from operating activities:
    Minority interest                                   (18,672)    (96,926)   (18,241)      (1,002)
    Depreciation and amortization                        19,153      23,414      6,846       34,320
    Deferred taxes                                       (2,577)    (28,132)         -        8,477
    Stock based compensation                                  -     150,000          -            -
    Changes in:
      Accounts receivable                                16,370    (758,348)   (96,661)      14,537
      Inventory                                          (2,213)       (368)       215       (3,316)
      Prepaid expenses and other current assets           9,333      (2,960)   (11,609)      (8,590)
      Unbilled revenues, net of advanced billings         2,100         700     23,700        1,100
      Accounts payable                                   71,663     306,659     82,000     (228,442)
      Accrued expenses                                      157     373,868       (744)    (324,614)
                                                    ------------  ----------  ---------  -----------

        Net cash flow from (used in)
        operating activities                            101,843    (325,181)   (37,756)    (485,128)
                                                    ------------  ----------  ---------  -----------

CASH FLOW FROM INVESTING ACTIVITIES:
  Increase in other assets                                    -           -          -      (28,684)
  Increase in intangible assets                            (900)     (6,000)         -            -
  Purchases of property and equipment                   (64,071)    (61,046)    (3,589)     (21,531)
  Repayments - due from officer                               -       2,842          -        6,909
                                                    ------------  ----------  ---------  -----------

        Net cash flow from (used in)
        investing activities                            (64,971)    (64,204)    (3,589)     (43,306)
                                                    ------------  ----------  ---------  -----------

CASH FLOW FROM FINANCING ACTIVITIES:
  Borrowings on line-of-credit, net                      20,000     330,000     50,000       50,000
  Repayment of long-term debt                            (6,918)    (13,873)    (3,453)      (3,597)
  Borrowings on note payable - officer                        -      12,000          -            -
  Repayments of note payable - officer                  (45,836)          -          -      (12,000)
  Proceeds from sale of stock                           100,000      15,000     15,000            -
  Cash acquired in merger transactions                        -           -          -    5,500,000
  Stock issuance costs                                        -           -          -      (25,000)
                                                    ------------  ----------  ---------  -----------

        Net cash flow from financing activities          67,246     343,127     61,547    5,509,403
                                                    ------------  ----------  ---------  -----------

CHANGE IN CASH AND EQUIVALENTS                          104,118     (46,258)    20,202    4,980,969

CASH AND EQUIVALENTS  - beginning of year                 1,690     105,808    105,808       59,550
                                                    ------------  ----------  ---------  -----------

CASH AND EQUIVALENTS - end of year                  $   105,808   $  59,550   $126,010   $5,040,519
                                                    ============  ==========  =========  ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash interest paid                                $    16,762   $  32,482   $  4,639   $   14,034
                                                    ============  ==========  =========  ===========

  Cash taxes paid                                   $    12,022   $  10,945   $    979   $    1,212
                                                    ============  ==========  =========  ===========

                The accompanying notes are an integral part of these statements.

                        LOGISOFT COMPUTER PRODUCTS CORP.
                        --------------------------------
                             ESTOREFRONTS.NET CORP.
                             ----------------------
             NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
             -------------------------------------------------------

(1)     Description  of  Business
        -------------------------

The combined and consolidated financial statements include Logisoft Computer Products Corp. (LCP), formerly known as LogiSoft Corp., and eStorefronts.net Corp. (eStorefronts), which are under common control, together the Companies. The shareholders of LCP owned 56% of the shares of eStorefronts through March 10, 2000, when LCP and eStorefronts shares were exchanged in transactions with LogiSoft Corp., formerly known as Reconversion Technologies, Inc. (LogiSoft or the Company), as discussed below. After these transactions, LCP and eStorefronts were wholly-owned subsidiaries of LogiSoft.

     Business

Together, LCP and eStorefronts are a full-spectrum Internet business development enterprise. The Companies offer comprehensive strategic Internet services with core competencies being sophisticated Interactive web development and domestic/international e-commerce solutions. Additionally, the Companies develop and operate a variety of e-commerce/retail businesses through subsidiaries and strategic partnerships that leverage their knowledge of technology, e-commerce and Internet marketing.

The Companies provide comprehensive, sophisticated Internet capabilities to both traditional middle market and pure e-business companies. LCP provides up front planning with strategic consulting services, custom front-end architecture and web development as well as comprehensive back end support upon web site completion. LCP's competitive advantage is the unique ability to deliver these services on a global scale which includes a proprietary e-commerce solution that allows for transactions in multiple languages and currencies, settlement in multiple countries and multiple transactions methods - all automated and updated in real time.

LCP was founded in 1989 as a software and hardware provider to corporate customers and educational entities such as universities and school districts. In 1996, LCP launched its Internet division, "LogiSoft Interactive", and found immediate success, winning both local and national awards in 1997. In 1999, LogiSoft Interactive completed its development of a proprietary e-commerce platform that enables it to roll out turn-key domestic and international websites that allow companies to penetrate international markets on a cost effective basis. The software and hardware solutions business is being migrated to an internet based platform. eStorefronts partners with both traditional and pure web-based businesses to take businesses to the Internet. It participates in the development and execution of the business plan in exchange for revenue-sharing and/or equity-based arrangements.

     Merger  Transactions  (unaudited)

On March 10, 2000, LCP was acquired by Reconversion Technologies, Inc. (now known as Logisoft), a public shell company registered in Delaware in a reverse triangular merger, in which the shareholders of LCP received 7,500,000 shares of LogiSoft for all of the outstanding common stock of LCP. For accounting purposes, this transaction has been recorded as an issuance of LCP stock in exchange for the assets of LogiSoft. At the time of acquisition, LogiSoft had no operations and its assets consisted of $5,500,000 in cash and a note receivable for $720,000. Effective May 1, 2000, Reconversion Technologies, Inc. changed its name to LogiSoft Corp. and its ticker symbol to 'LGST' to better reflect its business.

Consistent with the accounting for this transaction as an issuance of shares by LCP for the assets of LogiSoft, the historical financial statements of LCP replace those of the legal issuer, LogiSoft, and the assets and activity of LogiSoft are included in the consolidated financial statements of the Company from March 10, 2000. The Company will maintain LCP's December 31 fiscal year end. LogiSoft's fiscal year end was June 30.

The $5,500,000 cash in LogiSoft on the date of acquisition represents the proceeds received from the sale of 2,750,000 shares of its stock and the exercise of 2,750,000 existing warrants to purchase registered shares of its common stock at $1 per share by nine unrelated investors on March 9, 2000.

Also on March 10, 2000 and in conjunction with the LCP transaction, LogiSoft acquired all of the outstanding common stock of eStorefronts for 4,500,000 shares of LogiSoft in a share exchange. LCP shareholders owned 56% of eStorefronts common stock at the time of this transaction. The share exchange between the shareholders of eStorefronts and LogiSoft has been accounted for at historical cost for the 56% of eStorefronts controlled by the LCP shareholders. The acquisition of the minority interest of 44% by LogiSoft has been accounted for using purchase accounting.

The purchase price of the 44% minority interest in eStorefronts in excess of fair value of net assets acquired has been reflected as goodwill. This goodwill of approximately $1,980,000 is being amortized over its estimated useful life of five years.

In connection with the transactions, shareholders owning 50.4% of the Company including the LCP shareholders, certain eStorefronts shareholders and other investors entered into voting agreements. The agreements are effective for two years from the date of the reverse merger transaction and require the parties to vote to maintain the number of directors of the Company at four and to vote for the two candidates for board of directors seats nominated by (1) the former LCP shareholders and (2) certain investors in the 5,500,000 shares issued on March 9, 2000. The pre-transaction shareholders of LCP and eStorefronts occupy the key executive management positions of the Company.

On March 7, 2000, LogiSoft entered into an agreement for the sale of Keystone Laboratories, Inc. (Keystone), a drug screening and confirmatory testing laboratory business, to its former president for a $720,000 promissory note.
Keystone's business was operated in the normal course up to the time of its disposal and was LogiSoft's only operating business at that time. This disposal was a condition precedent to completing the transactions with LCP and eStorefronts.

(2)     Basis  and  Presentation  of  Financial  Statements
        ---------------------------------------------------

     The combined financial statements for the years ended December 31, 1999 and 1998 and quarter ended March 31, 1999 (unaudited) include the historical combined financial statements of LCP and eStorefronts giving effect to the 44% minority interest in eStorefronts. The unaudited consolidated financial statements for the quarter ended March 31, 2000 include the historical combined accounts of LCP and eStorefronts for the period from January 1, 2000 through March 9, 2000 and reflect the issuance of stock for the assets of LogiSoft and the acquisition of the minority interest in eStorefronts on March 10, 2000. Accordingly, the results of operations for the quarter ended March 31, 2000 include 56% of the eStorefronts operations through March 9, 2000 and 100% thereafter. The $5,500,000 in cash and the $720,000 note receivable are recorded as proceeds from the issuance of 18,434,553 shares of LCP on March 10, 2000.

All  significant  intercompany  accounts  and transactions have been eliminated.

Revenue  Recognition  and  Related  Expenses  -

Revenue from uncollateralized e-commerce/retail sales is recognized upon passage of title of the related goods to the customer.

Strategic internet services revenue is recognized on a percentage of completion basis for fixed fee contracts, based on the ratio of costs incurred to total estimated costs for individual projects. Revenue is recognized as services are performed for time and material contracts.

Cost of revenue for the e-commerce/retail business is comprised primarily of the purchased cost of products sold.

Cost of revenue for strategic internet services consists primarily of project personnel costs such as salaries, employee benefits and incentive compensation of billable employees and the cost of any third-party hardware or software included in an Internet solution.

Sales and marketing expenses include product and service research, advertising, brand name promotions, lead-generation activities and shipping/logistics as well as salaries, employee benefits and incentive compensation of personnel in these functions.

General and administrative expenses are comprised of the salaries, employee benefits and incentive compensation of personnel responsible for administrative, accounting, legal, human resources functions, the costs of the Company's facilities and other general and administrative expense.

Cash  and  Equivalents  -

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash and equivalents. The Company maintains its cash in bank demand deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and equivalents.

Inventory  -

     Inventory consists of computer hardware and software supplies and is stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

Property  and  Equipment  -

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

          Buildings and improvements                   40  years
          Computers and office equipment            3 - 5  years
          Furniture and fixtures                       10  years

     The Company reviews quarterly its properties in accordance with the Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long Lived Assets" to determine if its carrying costs will be recovered from future operating cash flows. In cases where the Company does not expect to recover its carrying costs, the Company recognizes an impairment loss.

     Intangible  Assets  -

     Intangible assets consist of goodwill, deferred financing costs and prepaid licensing fees. Goodwill is being amortized over its estimated useful life of five (5) years. Deferred financing fees are amortized on a straight-line basis over the term of the related mortgage. Prepaid licensing fees are amortized over the estimated useful life of the licensing agreement of five (5) years.

The carrying value of goodwill and other intangible assets are reviewed if facts and circumstances suggest that they may be impaired. If this review indicates goodwill or other intangibles will not be recoverable, as determined based on future expected cash flows or other fair market value determinations, the Company's carrying value of the goodwill or other intangibles are reduced to fair value.

Advertising  Costs  -

The Company expenses advertising costs as incurred. The Company recorded expense of $7,800 and $6,500 for the years ended December 31, 1998 and 1999, respectively, and $700 (unaudited) and $3,300 (unaudited) for the quarters ended March 31, 1999 and March 31, 2000, respectively.

Income  Taxes  -

The Company applies the asset and liability approach for financial accounting and reporting purposes for income taxes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

Net  Income  (Loss)  per  Common  Share  -

The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). Under the provisions of SFAS No. 128 basic net income (loss) per share (Basic
EPS) is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share (Diluted
EPS) is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common shares equivalents then outstanding.

Weighted  average  common  shares  outstanding  are  as  follows:

                                    Years Ended                Quarters Ended
                                    December 31,                 March 31,
                            ----------------------------  ----------------------
                                1998           1999          1999        2000
                            ------------  --------------  ----------  ----------
                                                                (unaudited)
Weighted average shares        7,913,486      10,047,925  10,018,875  14,628,509
Dilutive potential shares              -               -           -     958,765
                            ------------  --------------  ----------  ----------

Adjusted weighted
  average shares               7,913,486      10,047,925  10,018,875  15,587,274
                            ============  ==============  ==========  ==========

Fair  Value  of  Financial  Instruments  -

The carrying amounts of financial instruments including cash and equivalents, accounts receivable, notes receivable, accounts payable and accrued expenses approximate fair value. The carrying amount of long-term debt approximates fair value based on current rates of interest available to the Company for loans of similar maturities.

New  Accounting  Pronouncements  -

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. In July, 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB statement No. 133, " which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will be required to adopt SFAS 133 for the quarter ending March 31, 2001. The Company anticipates that the adoption of SFAS No. 133 will not have a significant effect on the financial condition or results of operations of the Company.

     Estimates  -

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and assumptions used in the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

(3)     Property  and  Equipment
        ------------------------

     Property  and  equipment  consists  of  the  following:

                                                   December 31,         March 31,
                                          ---------------------------  ----------
                                               1998          1999         2000
                                          --------------  -----------  -----------
                                                                       (unaudited)
        Land, building and improvements   $     272,819   $  290,531   $  292,945
        Computers and office equipment          125,432      163,946      182,221
        Furniture and fixtures                   12,616       16,584       17,426
                                          --------------  -----------  -----------

                                                410,867      471,061      492,592

        Less: Accumulated depreciation          (82,215)    (104,020)    (115,951)
                                          --------------  -----------  -----------

                                          $     328,652   $  367,041   $  376,641
                                          ==============  ===========  ===========

In 1998, the Company purchased land and a building for $120,000 financed with bank debt. Also in 1998, the Company entered into a capital lease for equipment with a recorded value of $17,616.


(4)     Intangible  Assets
        ------------------

Intangible  assets  consist  of  the  following:

                                                  December 31,          March 31,
                                         ---------------------------  -----------
                                              1998          1999         2000
                                         --------------  -----------  -----------
                                                                      (unaudited)
        Goodwill                         $           -   $        -   $1,980,000
        Deferred financing costs                 7,147        7,147        7,147
        Prepaid licensing fees                       -        6,000        6,000
                                         --------------  -----------  -----------

                                                 7,147       13,147    1,993,147

        Less: Accumulated amortization            (966)      (1,723)     (24,112)
                                         --------------  -----------  -----------

                                         $       6,181   $   11,424   $1,969,035
                                         ==============  ===========  ===========

(5)     Other  Assets  (unaudited)
        -------------------------

Other assets consists of a deposit paid in March, 2000 relating to a lease agreement for additional office space.

(6)     Financing  Arrangements
        -----------------------

     Long-Term  Debt  -

     Long-term  debt  consists  of  the  following:

                                         December 31,      March 31,
                                    ---------------------
                                       1998       1999       2000
                                    ---------  ----------  --------
                                                           (unaudited)
Mortgage payable to a bank in
monthly installments of $1,751,
including interest at 7.96%
through October, 2015.              207,623    $198,154   $ 195,658

Capital lease obligation payable
in monthly installments of $367,
including interest at 7.00%
through June, 2002.                  15,414      11,010       9,909
                                    ---------  ----------  ---------

                                    223,037     209,164     205,567

Less: Current portion               (8,853)      (9,428)     (8,400)
                                    ---------  ----------  ---------

                                    214,184    $199,736   $ 197,167
                                    =========  ==========  =========


     Future  maturities  of  long-term debt are as follows at December 31, 1999:


     2000 . . . . . . . . . . . . . . . . .         $  9,428
     2001 . . . . . . . . . . . . . . . . .            9,842
     2002 . . . . . . . . . . . . . . . . .            8,089
     2003 . . . . . . . . . . . . . . . . .            6,374
     2004 . . . . . . . . . . . . . . . . .            6,900
     Thereafter . . . . . . . . . . . . . .          168,531
                                                    --------
                                                    $209,164
                                                    ========

Line-of-Credit  -

     The Company may borrow $400,000 under the terms of an annually renewable working capital line-of-credit agreement. Amounts borrowed bear interest at the prime rate plus 1% (9.5% at December 31, 1999 and 9.75% at March 31, 2000 (unaudited)), are collateralized by all assets of the Company and are guaranteed by certain shareholders.

(7)     Stockholder's  Equity
        ---------------------

     Equity  Transactions  -

All equity transactions have been retroactively restated to reflect the exchange ratios from the March 10, 2000 merger transactions.

Quarter  ended  March  31,  2000  (unaudited)  -

As described in Note 1, LCP and eStorefronts entered into transactions with LogiSoft on March 10, 2000. For accounting purposes, these transactions have been reflected as an issuance of 18,434,553 common shares by LCP in exchange for the assets of LogiSoft and the purchase of the 44% minority interest in eStorefronts. Transactions costs of $120,000 were incurred related to the merger transactions which have been recorded as a reduction in paid-in capital.

Year  ended  December  31,  1999  -

During 1999, eStorefronts sold 11,250 common shares for $15,000 and issued 337,500 common shares valued at $150,000 to individuals for services rendered.

Year  ended  December  31,  1998  -

During 1998, eStorefronts was formed. In connection with the formation, 3,926,250 common shares were issued to the founders of eStorefronts. Subsequently, eStorefronts sold 225,000 common shares for $100,000.

Warrants  (unaudited)  -

On November 13, 1997, LogiSoft's Disclosure Statement and Plan of Reorganization (the Plan) was confirmed. In connection with the Plan, LogiSoft issued the following warrants to purchase LogiSoft's common stock:

- Class A warrants to purchase 1,624,172 shares of common stock at $1 per share exercisable through June 7, 2000.
- Class B warrants to purchase 1,475,973 shares of common stock at $1 per share exercisable through June 7, 2000.
- Upon the exercise of a Class B warrant, a Class C warrant will be issued allowing the purchase of the number of shares of common stock equal to the number of shares purchased upon exercise of the Class B warrants. Class C warrants are exercisable at $1.75 per share through December 7, 2000.

     In the quarter ended March 31, 2000 and prior to the merger transactions, 227,500 Class A warrants were exercised and an additional 1,300,000 Class B warrants were issued under the Plan. These Class B warrants and 1,450,000 of the previously issued Class B warrants were exercised as a part of the sale of 2,750,000 shares of LogiSoft on March 9, 2000 in conjunction with the merger transactions.

     The exercise of the 2,750,000 Class B warrants resulted in the issuance of the same number of Class C warrants, which are exercisable at $1.75 per share on or before December 7, 2000.

At March 31, 2000, Class A and B warrants to purchase 1,422,145 shares and Class C warrants to purchase 2,767,500 shares were outstanding.

Preferred  Stock (unaudited) -

The Company has authorized the issuance of 2,000,000 shares of Series A non-voting, cumulative preferred stock with a par value of $2.75.

A 6% cumulative dividend is payable quarterly to stockholders of record on the last day of the month prior to the dividend date. The Series A stock has a liquidation preference over the Company's common stock as well as any other classes of stock established by the Company.

Stock  Option  Plan  (unaudited)  -

In April, 2000, the Company adopted its 2000 Stock Option Plan (the Plan). The Plan is subject to approval by the shareholders. Under the Plan, the Board of Directors is authorized to grant options to purchase up to 3,000,000 shares of the Company's common stock. The Board of Directors is authorized to establish the exercise price and vesting terms of individual grants under the Plan.


(8)Income  Taxes
   -------------

The  components  of  the  deferred  tax  asset  (liability)  are  as  follows:

                                                 December 31,
                                           ---------------------
                                              1998       1999
                                           ---------  ----------
        Assets:
          Net operating loss carryforward  $ 17,014   $  45,070
          Accrued expenses                    1,318     117,640
                                           ---------  ----------

                                             18,332     162,710
        Valuation allowance                 (17,014)   (125,070)
                                           ---------  ----------

                                              1,318      37,640
                                           ---------  ----------

        Liabilities:
          Depreciation                      (11,164)    (19,354)
                                           ---------  ----------

                                           $ (9,846)  $  18,286
                                           =========  ==========

At December 31, 1999 and 1998, a valuation allowance was provided for the portion of the deferred tax asset for which realization was not reasonably assured. The amount of the deferred tax asset recorded is approximately equal to the amount of income taxes paid in 1999 and 1998. The valuation allowance was established due to the operating losses reported in 1999 and 1998 and the impact of expected future investments in infrastructure in the short-term.

The components of the benefit (provision) for income taxes consist of the following:

                         Year ended
                        December 31,
                    ------------------
                     1998      1999
                   --------  ---------
        Current:
          Federal  $(6,129)  $(24,716)
          State     (3,269)    (9,405)
                   --------  ---------

                    (9,398)   (34,121)
                   --------  ---------
        Deferred:
          Federal  $ 1,997   $ 21,802
          State        580      6,330
                   --------  ---------

                     2,577     28,132
                   --------  ---------

                   $(6,821)  $ (5,989)
                   ========  =========

A reconciliation of the federal statutory rate and the effective income tax rate is as follows:

                                              Year ended December 31,
                                              -----------------------
                                                1998        1999
                                              ----------  -----------
  Federal income taxes at the statutory rate  $    1,809   $ 130,569
  State income taxes, net of federal benefit         319      23,042
  Effect of permanent differences                 (4,647)    (68,907)
  Change in valuation allowance                  (17,014)   (108,056)
  Other                                           12,712      17,363
                                              ----------  -----------

                                              $   (6,821)  $  (5,989)
                                              =======================

     The permanent differences in 1999 relate primarily to compensation expense recorded for financial statement purposes for stock grants made during the year.

At December 31, 1999, eStorefronts had available a net operating loss carry forward of approximately $113,000 available to offset future taxable income, if any, expiring beginning in 2018.

     Income taxes for the quarters ended March 31, 1999 and 2000 have been provided at the effective income tax rate expected for the calendar year (unaudited).

(9)     Commitments  and  Contingencies
        -------------------------------

Lease  -

In March, 2000, the Company entered into an agreement to lease office space under a non-cancelable lease arrangement. The future minimum lease payments required under this lease are as follows:

          2000 . . . . . . . . . . . . . . . . .         $  90,376
          2001 . . . . . . . . . . . . . . . . .           147,740
          2002 . . . . . . . . . . . . . . . . .           166,012
          2003 . . . . . . . . . . . . . . . . .           172,104
          2004 . . . . . . . . . . . . . . . . .           172,104
          Thereafter   . . . . . . . . . . . . .           143,420
                                                           -------

                                                          $891,756
                                                          ========

     Consulting  -

     During April, 2000, the Company entered into a 12 month non-cancelable consulting agreement requiring monthly payments of $10,000.


(10)     Business  Segments
         ------------------

The Company operates in two business segments: e-commerce/retail and strategic internet services. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technology, strategic competencies and marketing strategies.

A  summary  of  the  Company's  two  business  segments  are  as  follows:

Year  ended  December  31,  1998:

                                                              Strategic
                                                e-commerce/    Internet
                                                  Retail       Services     Corporate
                                               -------------  ----------    ---------
       Revenue                                 $  2,671,593     $  216,776   $      -
       Income (loss) from operations                110,643       (96,885)     (7,500)
       Depreciation and amortization                  6,357         5,296       7,500
       Identifiable assets                          258,811        67,153     378,991
       Capital expenditures                          20,125        37,120     144,442

Year ended December 31, 1999:
                                                              Strategic
                                               e-commerce/    Internet
                                               Retail         Services     Corporate
                                               -------------  -----------  ----------

       Revenue                                  $ 3,668,069    $  614,098   $       -
       Income (loss) from operations                122,208        20,470    (492,708)
       Depreciation and amortization                  5,617         9,297       8,500
       Identifiable assets                          921,773       215,214     372,498
       Capital expenditures                          29,351        13,722      17,973

Quarter  ended  March  31,  1999  (unaudited):

                                                              Strategic
                                               e-commerce/    Internet
                                               Retail         Services     Corporate
                                               -------------  -----------  ----------
       Revenue                                 $550,719        $80,320      $       -
       Income (loss) from operations              4,026        (37,000)        (2,148)
       Depreciation and amortization              2,167          2,531          2,148
       Identifiable assets                      347,314         91,700        410,953
       Capital expenditures                           -          1,245          2,344

Quarter  ended  March  31,  2000  (unaudited):

                                                              Strategic
                                               e-commerce/    Internet
                                               Retail         Services     Corporate
                                               -------------  -----------  -----------
       Revenue                                 $    924,520   $   266,721  $        -
       Income (loss) from operations                (32,088)       61,910      (3,986)
       Depreciation and amortization                 27,627         2,707       3,986
       Identifiable assets                        2,890,817       222,500   6,091,492
       Capital expenditures                           8,042        13,489           -

For 1999, the portion of the loss from operations attributable to corporate activity includes the $150,000 stock compensation charge as well as special executive compensation expenses of $334,200, paid in conjunction with the merger transactions consummated in March, 2000.

The loss in e-commerce/retail in the quarter ended March, 2000 includes $22,000 of goodwill amortization and is also impacted by seasonably low sales in the first quarter and the cost of additional sales staff hired during the quarter, who were being trained.

The large increase in identifiable assets in the e-commerce/retail segment as of March 31, 2000 is due to the recording of goodwill of $1,980,000 from the purchase of the 44% minority interest in eStorefronts.

The corporate assets consist primarily of cash and cash equivalents, the note receivable arising from the March, 2000 merger transactions, deferred tax assets, the Company's building and land located in Fairport, NY and certain equipment that is not allocated to the business segments.


(11)     Related  Party  Transactions
         ----------------------------

In 1999, an officer and stockholder of the Company loaned $12,000 to LCP bearing interest at 10%. The total amount borrowed plus applicable interest was repaid in full in the quarter ended March 31, 2000. The amount outstanding at December 31, 1999 is included under the caption "Note payable - officer" in the accompanying balance sheet.

At December 31, 1999 and 1998, the Company had $6,909 and $9,751, respectively, due from an officer.

(12)     Concentrations
         --------------

Revenue from one customer accounted for 20% of total revenue in 1999. Accounts receivable included approximately $597,000 due from this customer at December 31, 1999.

Revenue from one customer accounted for 15% and revenue from two customers individually accounted for 12% of total revenue in the quarters ended March 31, 2000 and 1999, respectively (unaudited).


(13)     Note  Receivable  (unaudited)
         ----------------------------

     At March 31, 2000, the Company has a non-interest bearing $720,000 note receivable from the sale of a laboratory business by LogiSoft on March 7, 2000, prior to the merger transactions. This note is payable in twelve equal monthly installments of $60,000 and is collateralized by the assets of the business sold.


                            PRO FORMA FINANCIAL DATA
                                   (Unaudited)

     Pro Forma Combined and Consolidated Statements of Income and Operations
     -----------------------------------------------------------------------

The following unaudited pro forma combined and consolidated statements of income and operations have been derived from the statements of income and operations of the Company for the year ended December 31, 1999 and the quarter ended March 31, 2000 and adjust such information to give effect to the merger transactions as if the merger transactions occurred on January 1, 1999. The pro forma combined and consolidated statements of income and operations are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the merger transaction had been consummated on January 1, 1999 nor which may result from future operations.

A pro forma balance sheet has not been presented here because the merger transactions are reflected in the Company's consolidated balance sheet as of March 31, 2000 contained elsewhere in this Form 8-K.

The Pro Forma Combined and Consolidated Statements of Income and Operations should be read in conjunction with the notes thereto and the Company's combined and consolidated financial statements and related notes thereto contained elsewhere in this Form 8-K.

                                                                Year Ended                            Quarter Ended
                                                           December 31, 1999                          March 31, 2000
                                      --------------------------------------------------  ---------------------------------------
                                                              Pro Forma                                 Pro Forma
                                            Actual           Adjustments      Pro Forma     Actual      Adjustments    Pro Forma
                                      -------------------  ----------------  -----------  -----------  -------------  -----------
REVENUE:
  E-commerce/retail                   $        3,668,069   $             -   $3,668,069   $  924,520   $          -   $  924,520

  Strategic internet services                    614,098                 -      614,098      266,721              -      266,721
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

    Total revenue                              4,282,167                 -    4,282,167    1,191,241              -    1,191,241
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

COST OF REVENUE:
  E-commerce/retail                            3,195,703                 -    3,195,703      800,259              -      800,259
  Strategic internet services                    332,967                 -      332,967      107,228              -      107,228
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

    Total cost of revenue                      3,528,670                 -    3,528,670      907,487              -      907,487
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

      Gross profit                               753,497                 -      753,497      283,754              -      283,754
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

OPERATING EXPENSES:
    Sales and marketing                          306,237                 -      306,237      108,411              -      108,411
    General and administrative                   623,876                 -      623,876      115,187              -      115,187
    Stock based compensation                     150,000                 -      150,000            -              -
    Depreciation                                  22,657                 -       22,657       11,931              -       11,931
    Amortization                                     757           396,000(1)   396,757       22,389         77,000(1)    99,389
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

      Total operating expenses                 1,103,527           396,000    1,499,527      257,918         77,000      334,918
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

      Income (loss) from operations             (350,030)         (396,000)    (746,030)      25,836        (77,000)     (51,164)
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

OTHER INCOME (EXPENSE):
  Interest expense                               (34,030)                -      (34,030)     (13,495)             -      (13,495)

  Interest income                                      -                 -            -       21,188              -       21,188

  Other                                               35                 -           35           83              -           83
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

                                                 (33,995)                -      (33,995)       7,776              -        7,776
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

      Income (loss) before income
        taxes and minority interest             (384,025)         (396,000)    (780,025)      33,612        (77,000)     (43,388)

INCOME TAXES                                      (5,989)                -       (5,989)     (12,212)             -      (12,212)
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

NET INCOME (LOSS) BEFORE
  MINORITY INTEREST                             (390,014)         (396,000)    (786,014)      21,400        (77,000)     (55,600)

MINORITY INTEREST                                 96,926           (96,926) (2)       -        1,002         (1,002)(2)        -
                                      -------------------  ----------------  -----------  -----------  -------------  -----------

NET INCOME (LOSS)                     $         (293,088)  $      (492,926)  $ (786,014)  $   22,402   $    (78,002)  $  (55,600)
                                      ===================  ================  ===========  ===========  =============  ===========

NET INCOME (LOSS) PER
COMMON SHARE - BASIC AND DILUTED                                             $    (0.03)                              $        -
                                                                             ===========                              ===========
WEIGHTED AVERAGE
SHARES OUTSTANDING (3)                                                       30,293,728                                30,434,553
                                                                             ===========                              ===========

Notes  to  Pro  Forma  Consolidated  and  Combined  Statement  of  Operations

(1) Reflects amortization of goodwill of $1,980,000 resulting from the acquisition of the 44% minority interest in eStorefronts over five (5) years.

(2)     Reflects  elimination  of  minority  interest  in  eStorefronts.

(3) Reflects adjustment for the number of shares issued in the merger transactions (18,434,553).

Item  7.        FINANCIAL  STATEMENTS  AND  EXHIBITS

     (c)     Exhibits

     (1) Merger Agreement and Plan of Reorganization, ("Agreement") dated March 10, 2000, by and between LogiSoft and LCP, incorporated herein by reference to LogiSoft 8-K, filed March 27, 2000.

     (2) Agreement and Plan of Reorganization, dated March 10, 2000, by and between LogiSoft and eStorefronts, incorporated herein by reference to LogiSoft 8-K, filed March 27, 2000.

     (3) Stock Purchase Agreement, dated March 7, 2000, by and between LogiSoft and Mr. Joel Holt, incorporated herein by reference to LogiSoft 8-K, filed March 27, 2000.

     (4) Voting Agreement, dated March 10, 2000, by and among Robert Lamy, William Lamy, Robert Ballard, Michael Pruitt, Bruce Goldfarb, Darin Road, Ltd., Michael Cimino, Corsica Marketing, Inc., Avenel Financial Group and LogiSoft is incorporated herein by reference to the Robert Lamy's Form 13D filed on March 20, 2000.

     (5) Second Voting Agreement, dated as of March 10, 2000, by and between David Wilkerson, Walter Robb, Scott Fox, David White, Van Ernst Jakobs
Securities,  Carl  Mozak,  Robert  Lamy,  William  Lamy  and  Robert  Ballard.

ITEM  8.   CHANGE  IN  FISCAL  YEAR

      LogiSoft has a fiscal year that ends on June 30. LCP, the issuer of stock for accounting purposes, has a fiscal year that ends on December 31. Therefore, as of the date of the merger, March 10, 2000, the fiscal year end for reporting purposes is that of LCP, or December 31. LogiSoft will report on Form 10-QSB as of and for the quarters ending June 2000 and September 2000 and LogiSoft's next Form 10-KSB will be filed for the year ending December 31, 2000.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    LOGISOFT  CORP.


Dated:  May  __,  2000               By: /s/  Robert  E.  Lamy
                                         --------------------------------------
                                         Robert  E.  Lamy
                                         President